UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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THE MARCUS CORPORATION

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THE MARCUS CORPORATION

100 East Wisconsin Avenue, Suite 1900

Milwaukee, Wisconsin 53202-4125

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, October 13, 2010

To the Shareholders of

THE MARCUS CORPORATION

NOTICE IS HEREBY GIVEN THAT the 2010 Annual Meeting of Shareholders of THE MARCUS CORPORATION will be held on Wednesday, October 13, 2010, at 10:00 A.M., local time, at the North Shore Cinema, 11700 North Port Washington Road, Mequon, Wisconsin for the following purposes:

1.	to elect as directors the ten nominees named in the attached proxy statement;

2.	to ratify the selection of Deloitte & Touche LLP as our independent auditor for fiscal 2011; and

3.	to consider and act upon any other business that may be properly brought before the meeting or any adjournment thereof.

Only holders of record of our Common Stock and Class B Common Stock as of the close of business on August 6, 2010, will be entitled to notice of, and to vote at, the meeting and any adjournment thereof. Shareholders may vote in person or by proxy. The holders of our Common Stock will be entitled to one vote per share and the holders of our Class B Common Stock will be entitled to ten votes per share on each matter submitted for shareholder consideration.

Shareholders are cordially invited to attend the meeting in person. A map is provided on the following page to assist you in locating the North Shore Cinema. Even if you expect to attend the meeting in person, to help ensure your vote is represented at the meeting, please complete, sign, date and return in the enclosed postage paid envelope the accompanying proxy, which is being solicited by our board of directors. You may revoke your proxy at any time before it is actually voted by giving notice thereof in writing to the undersigned or by voting in person at the meeting.

Interested parties are invited to listen to a live audio Webcast of the meeting by logging onto the “Investor Relations” section of our website: www.marcuscorp.com. Listeners should go to the website at least 15 minutes prior to the start of the presentation to download and install any necessary audio software.

Accompanying this Notice of 2010 Annual Meeting of Shareholders is a proxy statement and form of proxy.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on October 13, 2010

Pursuant to rules of the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2010 annual report to shareholders are available at www.marcuscorp.com/eproxy.

IMPORTANT: If you hold your shares in a brokerage account, you should be aware that, due to New York Stock Exchange rule changes this year, your broker will no longer be permitted to vote your shares for the election of directors if you do not instruct your broker how to vote within 10 days prior to our Annual Meeting. Therefore, you must affirmatively take action to vote your shares at our Annual Meeting. If you do not, your shares will not be voted in the election of directors.

On Behalf of the Board of Directors

Milwaukee, Wisconsin	Thomas F. Kissinger
September 3, 2010	Vice President, General Counsel and Secretary

THE MARCUS CORPORATION

PROXY STATEMENT

For

2010 Annual Meeting of Shareholders

To Be Held Wednesday, October 13, 2010

This proxy statement and accompanying form of proxy are being furnished to our shareholders beginning on or about September 3, 2010, in connection with the solicitation of proxies by our board of directors for use at our 2010 Annual Meeting of Shareholders to be held on Wednesday, October 13, 2010, at 10:00 A.M., local time, at the North Shore Cinema, 11700 North Port Washington Road, Mequon, Wisconsin and at any postponement or adjournment thereof (collectively, “Meeting”), for the purposes set forth in the attached Notice of 2010 Annual Meeting of Shareholders and as described herein.

Execution of a proxy will not affect your right to attend the Meeting and to vote in person, nor will your presence revoke a previously submitted proxy. You may revoke a previously submitted proxy at any time before it is exercised by giving written notice of your intention to revoke the proxy to our Secretary, by notifying the appropriate personnel at the Meeting in writing or by voting in person at the Meeting. Unless revoked, the shares represented by proxies received by our board of directors will be voted at the Meeting in accordance with the instructions thereon. If no instructions are specified on a proxy, the votes represented thereby will be voted: (1) for the board’s ten director nominees set forth below, (2) in favor of the ratification of the selection of Deloitte & Touche LLP as our independent auditor for fiscal 2011 and (3) on such other matters that may properly come before the Meeting in accordance with the best judgment of the persons named as proxies.

Only holders of record of shares of our Common Stock (“Common Shares”) and our Class B Common Stock (“Class B Shares”) as of the close of business on August 6, 2010 (“Record Date”) are entitled to vote at the Meeting. As of the Record Date, we had 20,769,509 Common Shares and 8,854,179 Class B Shares outstanding and entitled to vote. The record holder of each outstanding Common Share on the Record Date is entitled to one vote per share and the record holder of each outstanding Class B Share on the Record Date is entitled to ten votes per share on each matter submitted for shareholder consideration at the Meeting. The holders of our Common Shares and the holders of our Class B Shares will vote together as a single class on all matters subject to shareholder consideration at the Meeting. The total number of votes represented by outstanding Common Shares and Class B Shares as of the Record Date was 109,311,299, consisting of 20,769,509 votes represented by outstanding Common Shares and 88,541,790 votes represented by outstanding Class B Shares.

IMPORTANT: If you hold your shares in a brokerage account, you should be aware that, due to New York Stock Exchange rule changes this year, your broker will no longer be permitted to vote your shares for the election of directors if you do not instruct your broker how to vote within 10 days prior to our Annual Meeting. Therefore, you must affirmatively take action to vote your shares at our Annual Meeting. If you do not, your shares will not be voted in the election of directors.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Meeting, our shareholders will elect all ten members of our board of directors. The directors elected at the Meeting will hold office until our 2011 Annual Meeting of Shareholders and until their successors are duly qualified and elected. If, prior to the Meeting, one or more of the board’s nominees becomes unable to serve as a director for any reason, the votes represented by proxies granting authority to vote for all of the board’s nominees, or containing no voting instructions, will be voted for a replacement nominee selected by the board of directors. Under Wisconsin law, if a quorum of shareholders is present, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election. This means that the individuals receiving the largest number of votes will be elected as directors, up to the maximum number of directors to be chosen at the election. Therefore, any shares that are not voted on this matter at the Meeting, whether by abstention, broker nonvote or otherwise, will have no effect on the election of directors at the Meeting.

All of our director nominees have been elected by our shareholders and have served continuously as directors since the date indicated below. The names of the director nominees, together with certain information about each of them as of the Record Date, are set forth below. Unless otherwise indicated, all of our director nominees have held the same principal occupation indicated below for at least the last five years.

Name	Current Principal Occupation	Age	Director Since
Stephen H. Marcus	Our Chairman of the Board. In January 2009 he retired as our Chief Executive Officer, a position he had held since 1988. Mr. Marcus’ long-time service as our Chief Executive Officer and Chairman of the Board has led to our conclusion that he should serve as a director of the Company, including as our Chairman of the Board.(1)(2)(3)	75	1969

Gregory S. Marcus	Our Chief Executive Officer since January 2009 and our President since January 2008. Prior thereto, he was our Senior Vice President — Corporate Development. Mr. Marcus’ experience with our Company since 1999 in various positions, including his current role as our Chief Executive Officer, has led to our conclusion that he should serve as a director of the Company.(1)(2) (3)	45	2005

Diane Marcus Gershowitz	Real estate management and investments. Ms. Gershowitz’s long-standing service on our board and her expertise in real estate matters has led to our conclusion that she should serve as a director of the Company.(1)(3)	71	1985

Name	Current Principal Occupation	Age	Director Since
Daniel F. McKeithan, Jr.	Chairman and Chief Executive Officer of Tamarack Petroleum Company, Inc. (operator of oil and gas wells) and President of Active Investor Management, Inc. (manager of oil and gas wells). Mr. McKeithan’s long-standing service on our board and his extensive business and leadership experience has led to our conclusion that he should serve as a director of the Company.	74	1985

Allan H. Selig	Commissioner of Major League Baseball and President and Chief Executive Officer of Selig Executive Leasing Co., Inc. (automobile leasing agency). Mr. Selig’s long-standing service on our board and his experience as the Commissioner of Major League Baseball has led to our conclusion that he should serve as a director of the Company.(4)	75	1995

Timothy E. Hoeksema	Retired Chairman of the Board, President and/or Chief Executive Officer of Midwest Air Group, Inc. (commercial airline carrier). Mr. Hoeksema’s long-standing service on our board and his experience as the chief executive officer for many years at one of the nation’s most recognized service-oriented regional travel carriers and his experience in the travel industry has led to our conclusion that he should serve as a director of the Company.	63	1995

Bruce J. Olson	Our Senior Vice President. Mr. Olson’s long-standing service on our board and his leadership of our theatre division has led to our conclusion that he should serve as a director of the Company.(2)	60	1996

Philip L. Milstein	Principal of Ogden CAP Properties, LLC (real estate and investments) and former Co-Chairman of Emigrant Savings Bank (savings bank). Mr. Milstein’s long-standing service on our board of directors and his financial expertise and experience has led to our conclusion that he should serve as a director of the Company.	61	1996

Name	Current Principal Occupation	Age	Director Since
Bronson J. Haase	Retired President of Pabst Farms Equity Ventures LLC, a real estate development organization; retired President and Chief Executive Officer of Wisconsin Gas Company (gas utility) and Vice President of WICOR, Inc. (utility holding company); and former President and Chief Executive Officer of Ameritech Wisconsin. Mr. Haase’s long-standing tenure on our board, his experience in real estate development matters and his leadership of service related public utility and telecommunication companies has led to our conclusion that he should serve as a director of the Company.	66	1998

James D. Ericson	Retired President, Chief Executive Officer and Chairman of the Board of Trustees of The Northwestern Mutual Life Insurance Company (life insurance company). Mr. Ericson’s long-standing tenure on our board and his experience as the chief executive officer at one of the country’s largest and most recognized mutual life insurance companies has led to our conclusion that he should serve as a director of the Company. (5)	74	2001

(1)	Stephen H. Marcus and Diane Marcus Gershowitz are brother and sister. Gregory S. Marcus is the son of Stephen H. Marcus.

(2)	Bruce J. Olson and Gregory S. Marcus are also officers of certain of our subsidiaries.

(3)	As a result of their beneficial ownership of Common Shares and Class B Shares, Stephen H. Marcus, Gregory S. Marcus and/or Diane Marcus Gershowitz may be deemed to control, or share in the control of, the Company. See “Stock Ownership of Management and Others.”

(4)	Allan H. Selig is a director of Oil-Dri Corporation of America.

(5)	James D. Ericson is a director of Green Bay Packaging, Inc.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE BOARD’S NOMINEES. COMMON SHARES OR CLASS B SHARES REPRESENTED AT THE ANNUAL MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” EACH OF THE BOARD’S NOMINEES.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of Directors

Based on a review by our board of directors of the direct and indirect relationships that each of the ten directors currently serving on the board has with the Company, including the relationships between the Company and Selig Executive Leasing Co., Inc. and Major League Baseball, the board of directors has determined that each of Messrs. McKeithan, Selig, Hoeksema, Milstein, Haase and Ericson are “independent directors” as defined by the rules of the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”).

Board Leadership Structure

Currently, Mr. Gregory Marcus serves as our Chief Executive Officer and Mr. Steven Marcus serves as our Chairman of the Board. Our Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate. Instead, our Corporate Governance Policy Guidelines provide that the Board has the authority to choose its Chairman in any way it deems best for the Company and its shareholders at any given point in time. Since Mr. Steven Marcus’ retirement as Chief Executive Officer in 2009, our Board has determined that the separation of these roles most appropriately suits our Company because of Mr. Steven Marcus’ long history with our Company, including his tenure as our Chief Executive Officer, and his skills and experience within the industries that we operate. Further, our Board believes that this split in roles allows Mr. Gregory Marcus to focus more of his energies on the management of our Company’s business. Our Board believes that there is no single Board leadership structure that would be most effective in all circumstances and therefore retains the authority to modify this structure to best address our Company’s and Board’s then current circumstances as and when appropriate.

Our Board and, in particular, the Audit Committee are involved on an ongoing basis in the general oversight of our material identified enterprise-related risks. Each of our Chief Executive Officer, Chief Financial Officer and General Counsel, with input as appropriate from other management members, report and provide relevant information directly to our Board of Directors and/or the Audit Committee on various types of identified material financial, reputational, legal, environmental and business risks to which we are or may be subject, as well as mitigation strategies for certain key identified material risks. These reports, information and strategies are then reviewed, approved and monitored on an ongoing basis by our Board of Directors and/or the Audit Committee. Our Board’s and Audit Committee’s roles in our risk oversight process have not affected our Board leadership structure.

Code of Conduct

The board of directors has adopted The Marcus Corporation Code of Conduct that applies to all of our directors, officers and employees. It is available under the “Human Resources” section of our corporate web site, www.marcuscorp.com. If you would like us to mail you a copy of our Code of Conduct, free of charge, please contact Thomas F. Kissinger, Vice President, General Counsel and Secretary, The Marcus Corporation, 100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125.

Committees of the Board of Directors

Our board of directors has an Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Finance Committee. Each committee operates under a written charter and the charters of our Audit, Compensation and Corporate Governance and Nominating Committees are available under the “Governance” section of our web site at www.marcuscorp.com. Our board and each committee also operate under our Corporate Governance Policy Guidelines, which are available under the “Corporate Governance and Nominating Committee” tab of the “Governance” section of our web site. If you would like us to mail you a copy of our Corporate Governance Policy Guidelines or a committee charter, free of charge, please contact Mr. Kissinger at the above address.

Audit Committee.    Our board of directors has an Audit Committee whose principal functions are to: (1) appoint and establish the compensation for and oversee our independent auditors; (2) review annual audit plans with management and our independent auditors; (3) preapprove all audit and non-audit services provided by our independent auditors; (4) oversee management’s evaluation of the adequacy of our internal and business controls, disclosure controls and procedures, and risk assessment and management; (5) review areas of financial risk that could have a material adverse effect on our results of operations and financial condition with management and our independent auditors; (6) evaluate the independence of our independent auditors; (7) review, in consultation with management and our independent auditors, financial reporting and accounting practices of comparable companies that differ from our own; and (8) receive, retain and address complaints (including employees’ confidential, anonymous submission of concerns) regarding financial disclosure and accounting and auditing matters. During our fiscal 2010, our Audit Committee consisted of Daniel F. McKeithan, Jr. (Chairman), James D. Ericson and Philip L. Milstein. Each member of our Audit Committee is an independent, non-employee director as defined by the rules of the NYSE and the SEC. In addition, the board has determined that each of the members of the Audit Committee is an “audit committee financial expert,” as that term is defined by the rules and regulations of the SEC. The Audit Committee met four times during our fiscal 2010. See “Audit Committee Report.”

Compensation Committee.    Our board of directors also has a Compensation Committee whose principal functions are to: (1) evaluate and establish the compensation, bonuses and benefits of our officers and other key employees and of the officers and other key employees of our subsidiaries and (2) administer our executive compensation plans, programs and arrangements. See “Compensation Discussion and Analysis.” During our fiscal 2010, our Compensation Committee consisted of Timothy E. Hoeksema (Chairman), Bronson J. Haase, Daniel F. McKeithan, Jr. and Philip L. Milstein. Each member of our Compensation Committee is an independent, non-employee director as defined by the rules of the NYSE and the SEC. The Compensation Committee met two times during our fiscal 2010. See “Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee.    Our board of directors also has a Corporate Governance and Nominating Committee whose principal functions are to: (1) develop and maintain our Corporate Governance Policy Guidelines; (2) develop and maintain our Code of Conduct; (3) oversee the interpretation and enforcement of our Code of Conduct; (4) receive and review matters brought to the committee’s attention pursuant to our Code of Conduct; (5) evaluate the performance of our board of directors, its committees and committee chairmen and our directors; and (6) recommend individuals to be elected to our board of directors. During our fiscal 2010, our Corporate Governance and Nominating Committee consisted of Bronson J. Haase (Chairman), Timothy E. Hoeksema and Allan H. Selig. Each member of our Corporate Governance and Nominating Committee is an independent, non-employee director as defined by the rules of the NYSE and the SEC. The Corporate Governance and Nominating Committee met three times during fiscal 2010.

The Corporate Governance and Nominating Committee performs evaluations of the board of directors as a whole, the non-management directors as a group, and each director individually. In addition, the Corporate Governance and Nominating Committee regularly assesses the appropriate size of our board of directors and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Corporate Governance and Nominating Committee will identify prospective nominees, including those nominated by management, members of our board of directors and shareholders, and will evaluate such prospective nominees against the standards and qualifications set out in the Corporate Governance and Nominating Committee Charter, including the individual’s range of experience, wisdom, integrity, ability to make independent analytical inquiries, business experience and acumen, understanding of our business and ability and willingness to devote adequate time to board and committee duties. While the Corporate Governance and Nominating Committee does not specifically have a formal policy relating to the consideration of diversity in its process to select and evaluate director nominees, our Corporate Governance Policy Guidelines provide that the Board shall be committed to a diversified membership. Accordingly, the Corporate Governance and Nominating Committee seeks to have our Board represent a diversity of backgrounds, experience, gender and race. The Corporate Governance and Nominating Committee does not evaluate shareholder nominees differently from any other nominee. Pursuant to procedures set forth in our By-laws, the Corporate Governance and Nominating Committee will consider shareholder nominations for directors if we receive timely written notice, in proper form, of the intent to make a nomination at a meeting of shareholders. We did not receive any shareholder nominations for directors to be considered at the Meeting. To be timely for the 2011 Annual Meeting of Shareholders, the notice must be received by the date identified under the heading “Other Matters.” To be in proper form, the notice must, among other things, include each nominee’s written consent to serve as a director if elected, a description of all arrangements or understandings between the nominating shareholder and each nominee and information about the nominating shareholder and each nominee. These requirements are detailed in our By-laws, which are attached as an exhibit to our Quarterly Report on Form 10-Q for the quarterly period ended November 27, 2008. A copy of our By-laws will be provided upon written request to Mr. Kissinger at the above address.

Finance Committee.    Our board of directors also has a Finance Committee whose principal functions are to, upon the request of Company management, provide preliminary review, advice, direction, guidance and/or consultation with respect to potential transactions. During our fiscal 2010, our Finance Committee consisted of Stephen H. Marcus (Chairman), James D. Ericson, Diane Marcus Gershowitz, Philip L. Milstein and Allan H. Selig. The Finance Committee did not meet in fiscal 2010.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

Board Meetings, Director Attendance, Executive Sessions and Presiding Director

Our board of directors met four times in our fiscal 2010. Each of our directors attended at least 75% of the aggregate of the number of board meetings and number of meetings of the committees on which he or she served during fiscal 2010. Our non-management directors meet periodically in executive sessions without management present. The non-management directors who serve as chairmen of our Audit, Compensation and Corporate Governance and Nominating Committees serve as the chairman of these meetings of non-management directors on a rotating basis.

Directors are expected to attend our annual meeting of shareholders each year. At the 2009 annual meeting of shareholders, all of our directors were in attendance in person.

Contacting the Board

Interested parties may contact our board of directors, a group of directors (including our non-management directors), or a specific director by sending a letter, regular or express mail, addressed to our board or the specific director in care of Mr. Kissinger at the above address. Mr. Kissinger will promptly forward appropriate communications from interested parties to the board or the applicable director.

STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth information as of the Record Date as to our Common Shares and Class B Shares beneficially owned by: (1) each of our directors; (2) each of our executive officers named in the Summary Compensation Table set forth below under “Compensation Discussion and Analysis”; (3) all such directors and executive officers as a group; and (4) all other persons or entities known by us to be the beneficial owner of more than 5% of either class of our outstanding capital stock. A row for Class B Share ownership is not included for individuals or entities who do not beneficially own any Class B Shares.

Name of Individual or Group/Class of Stock	Sole Voting and Investment Power(1)		Shared Voting and Investment Power(1)		Total Share Ownership and Percentage of Class(1)		Percentage of Aggregate Voting Power(1)

	Directors and Named Executive Officers
Stephen H. Marcus(2)
Common Shares	21,895		6,003		27,898 *		44.1%
Class B Shares	4,763,555		52,070		4,815,625 54.4%
Diane Marcus Gershowitz(2)
Common Shares	30,580	(4)	0		30,580 *	(4)	29.6%
Class B Shares	2,981,174		247,104		3,228,278 36.5%
Daniel F. McKeithan, Jr.
Common Shares	20,747	(4)	0		20,747 *	(4)	*
Allan H. Selig
Common Shares	16,472	(4)	0		16,472 *	(4)	*
Timothy E. Hoeksema
Common Shares	6,065	(4)	11,150		17,215 *	(4)	*
Philip L. Milstein
Common Shares	64,846	(4)(5)	0		64,846 *	(4)(5)	*
Class B Shares	39,601		62,055	(5)	101,656 1.1	(5) %
Bronson J. Haase
Common Shares	13,921	(4)	0		13,921 *	(4)	*
James D. Ericson
Common Shares	11,487	(4)	0		11,487 *	(4)	*
Bruce J. Olson
Common Shares	242,112	(3)(6)	18,594		260,706 1.2	(3)(6) %	*
Gregory S. Marcus
Common Shares	161,146	(3)(6)	75		161,221 *	(3)(6)	2.2%
Class B Shares	210,230		18,233		228,463 2.6%

Name of Individual or Group/Class of Stock	Sole Voting and Investment Power(1)		Shared Voting and Investment Power(1)	Total Share Ownership and Percentage of Class(1)		Percentage of Aggregate Voting Power(1)

	Directors and Named Executive Officers
William J. Otto
Common Shares	76,940	(3)(6)	0	76,940 *	(3)(6)	*
Thomas F. Kissinger
Common Shares	128,817	(3)(6)	0	128,817 *	(3)(6)	*
Douglas A. Neis
Common Shares	130,973	(3)(6)	0	130,973 *	(3)(6)	*
All directors and executive officers as a group (13 persons)
Common Shares(7)	926,001	(3)	35,822	961,823 4.5	(3) %	77.1%
Class B Shares	7,994,560		379,462	8,374,022 94.6%

	Other Five Percent Shareholders
Private Capital Management, L.P.(8)
Common Shares(9)	1,414,215		0	1,414,215 6.8%		1.3%
Advisory Research, Inc.(10)
Common Shares(11)	2,399,213		0	2,399,213 11.6%		2.2%
Keeley Asset Management Corp.(12)
Common Shares(13)	2,159,570		0	2,159,570 10.4%		2.0%
Dimensional Fund Advisors Inc.(14)
Common Shares(15)	1,669,363		0	1,669,363 8.0%		1.5%
ClearBridge Advisors, LLC(16)
Common Shares(17)	1,526,070		0	1,526,070 7.3%		1.4%
BlackRock, Inc.(18)
Common Shares(19)	1,583,338		0	1,583,338 7.6%		1.4%

*	Less than 1%.

(1)	The outstanding Class B Shares are convertible on a share-for-share basis into Common Shares at any time at the discretion of each holder. As a result, a holder of Class B Shares is deemed to beneficially own an equal number of Common Shares. However, to avoid overstatement of the aggregate beneficial ownership of both classes of our outstanding capital stock, the Common Shares listed in the table do not include Common Shares that may be acquired upon the conversion of outstanding Class B Shares. Similarly, the percentage of outstanding Common Shares beneficially owned is determined with respect to the total number of outstanding Common Shares, excluding Common Shares that may be issued upon conversion of outstanding Class B Shares.

(2)	The address of Stephen H. Marcus and Diane Marcus Gershowitz is c/o 100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125.

(3)

Includes 7,970, 3,408, 4,055, 4,543 and 4,741 Common Shares held for the respective accounts of Bruce J. Olson, William J. Otto, Thomas F. Kissinger, Gregory S. Marcus and Douglas A. Neis in our Pension Plus

Plan as of May 27, 2010, the end of our fiscal 2010. See “Compensation Discussion and Analysis — Other Benefits — Qualified Retirement Plan.”

(4)	Includes: (1) 6,065 Common Shares subject to acquisition by each of Diane Marcus Gershowitz, Daniel F. McKeithan, Jr., Philip L. Milstein, Allan H. Selig, Timothy E. Hoeksema and Bronson J. Haase; and (2) 7,491 Common Shares subject to acquisition by James D. Ericson, in each case pursuant to the exercise of stock options held on the Record Date that were then vested or that will vest within 60 days thereafter. This number also includes 1,018 Common Shares subject to certain restrictions on transfer under securities laws held by each of Diane Marcus Gershowitz, Daniel F. McKeithan, Jr., Allan H. Selig, Philip L. Milstein, Timothy E. Hoeksema, James D. Ericson and Bronson J. Haase, of which 509 were granted on October 14, 2009 and 509 were granted on October 7, 2008. See “Compensation Discussion and Analysis — Non-Employee Director Compensation.” The restrictions on these restricted Common Shares terminate on the second anniversary of the date on which they were granted.

(5)	Includes 62,055 Class B Shares held by Philip L. Milstein as a partner of Northmon Investment Co. Excludes the following shares, as to which Mr. Milstein disclaims beneficial interest: (1) 5,625 Common Shares in the AB Elbaum Trust, of which Mr. Milstein is co-trustee; (2) 2,000 Common Shares held by Mr. Milstein’s wife; (3) 8,100 Common Shares held by Mr. Milstein’s children; (4) 57,500 Common Shares held by the PLM Foundation, of which Mr. Milstein is co-trustee; and (5) 124,111 Common Shares held by the SVM Foundation, of which Mr. Milstein is co-trustee.

(6)	Includes 90,883, 53,139, 97,437, 129,438 and 97,437 Common Shares subject to acquisition by Bruce J. Olson, William J. Otto, Thomas F. Kissinger, Gregory S. Marcus and Douglas A. Neis, respectively, pursuant to the exercise of stock options held on the Record Date that were then vested or that will vest within 60 days thereafter. See “Compensation Discussion and Analysis — Grants of Plan-Based Awards.” This number also includes 462, 787 and 312 shares of restricted stock held by each of Thomas F. Kissinger, Gregory S. Marcus and Douglas A. Neis, respectively, on the Record Date that will vest within 60 days thereafter.

(7)	Includes 512,215 Common Shares subject to acquisition pursuant to the exercise of stock options held by our named executive officers and non-employee directors on the Record Date that were then vested or that will vest within 60 days thereafter. See “Compensation Discussion and Analysis — Grants of Plan Based Awards” and “Compensation Discussion and Analysis — Non-Employee Director Compensation.” This number also includes 1,561 shares of restricted stock held by our named executive officers on the Record Date that will vest within 60 days thereafter.

(8)	The address of Private Capital Management, L.P. (“PCM”) is 8889 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108.

(9)	Other than share ownership percentage information, the information set forth is as of February 12, 2010, as reported by PCM in its Schedule 13G/A filed with us and the SEC.

(10)	The address of Advisory Research, Inc. (“ARI”) is 180 North Stetson Street, Suite 5500, Chicago, Illinois 60601.

(11)	Other than share ownership percentage information, the information set forth is as of February 12, 2010, as reported by ARI in its Schedule 13G filed with us and the SEC.

(12)	The address of Keeley Asset Management Corp. (“KAM”) is 401 South LaSalle Street, Chicago, Illinois 60605.

(13)	Other than share ownership percentage information, the information set forth is as of February 5, 2010, as reported by KAM in its Schedule 13G filed with us and the SEC.

(14)	The address of Dimensional Fund Advisors LP (“DFA”) is 1299 Ocean Avenue, Santa Monica, California 90401.

(15)	Other than share ownership percentage information, the information set forth is as of February 10, 2010, as reported by DFA in its Schedule 13G/A filed with us and the SEC.

(16)	The address of ClearBridge Advisors, LLC (“CBA”) is 620 8th Avenue, New York, NY 10018.

(17)	Other than share ownership percentage information, the information set forth is as of February 11, 2010, as reported by CBA in its Schedule 13G filed with us and the SEC.

(18)	The address of BlackRock, Inc. (“BlackRock”) is 40 East 52nd Street, New York, NY 10022.

(19)	Other than share ownership percentage information, the information set forth is as of December 14, 2009, as reported by BlackRock in its Schedule 13G filed with us and the SEC.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis, or “CD&A,” is intended to provide information about our compensation philosophy, principles and processes for our chairman of the board, our chief executive officer, our chief financial officer and certain other current executive officers (we sometimes collectively refer to these executive officers as our “named executive officers”). This CD&A is intended to provide you with a better understanding of why and how we make our executive compensation decisions and facilitate your reading of the information contained in the tables and descriptions that follow this discussion. Our CD&A is organized as follows:

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Overview of Our Executive Compensation Philosophy.    In this section, we describe our executive compensation philosophy and the core principles underlying our executive compensation programs and decisions.

•	Role of Our Compensation Committee. This section describes the process and procedures that our Compensation Committee followed to arrive at its executive compensation decisions.

•	Total Compensation. In this section, we describe our named executive officers’ total compensation.

•	Elements of Compensation. This section includes a description of the types of compensation paid and payable to our named executive officers.

•	Executive Stock Ownership. This section describes the stock ownership of our named executive officers.

•

Impact of Tax, Accounting and Dilution Considerations.    This section discusses Section 162(m) of the Internal Revenue Code of 1986 and certain accounting, financial reporting and shareholder dilution consequences that have impacted some of our executive compensation programs and decisions.

Overview of Our Executive Compensation Philosophy

Our executive compensation and benefit programs are designed to advance the following core compensation philosophies and principles:

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We strive to compensate our executives at competitive levels to ensure that we attract, retain and motivate our key management employees who we expect will contribute significantly to our long-term success and value creation.

•	We link our executives’ compensation to the achievement of pre-established financial and individual performance goals that are focused on the creation of long-term shareholder value.

•

Our executive compensation policies are designed to foster an ownership mentality and an entrepreneurial spirit in our management team. We try to do this by providing our executives with a substantial long-term incentive compensation component that helps to more closely align our management’s financial interests with those of our shareholders over an extended performance period, and that otherwise encourages our management team to take appropriate market-responsive risk-taking actions that will facilitate our long-term growth and success.

Role of Our Compensation Committee

Our Compensation Committee attempts to ensure that our executive compensation and benefit programs are consistent with our core compensation philosophies and principles by:

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Analyzing aggregated composite survey and benchmark data from Towers Watson, a nationally-recognized executive compensation consulting firm, about the compensation levels of similarly situated executives at equivalently-sized companies in various industry sectors.

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Reviewing on an annual basis the performance of our company and our named executive officers, with assistance and recommendations from our chief executive officer (other than with respect to himself and our chairman), and determining their total direct compensation based on competitive levels as measured against our surveyed sectors, our company’s financial performance, each executive’s individual performance and other factors described below.

•	Reviewing the performance and determining the total compensation earned by, or paid or awarded to, our chairman and chief executive officer independent of input from them.

•	Maintaining the practice of holding executive sessions (without management present) at every meeting of our Committee.

•	Taking into account the long-term interests of our shareholders in developing and implementing our executive compensation plans and in making our executive compensation decisions.

Our management annually engages the services of Towers Watson to provide our Committee with then current survey and benchmarking compensation data on a position-by-position basis for each of our named executive officers on a composite aggregated basis for various selected industry sectors. Specifically, Towers Watson has annually provided our Committee with composite aggregated data respecting the base salary and total direct compensation (i.e., base salary and bonus) for similarly situated executives at other companies with comparable annual revenue levels in the following sectors: (1) all organizations (excluding financial service organizations); (2) all non-manufacturing organizations; (3) service organizations; (4) leisure, hospitality and entertainment organizations (including motion picture theatre organizations); and (5) hotel organizations. The Committee chose these sectors so as to provide it with both a broad scope of applicable executive compensation data to consider, as well as more specific information at similarly-sized companies in comparable sectors. Towers Watson has not provided, and our Compensation Committee has not received, reviewed or considered, the individual identities of the companies which comprised these general sector categories of benchmarked organizations. For each of these sectors, Towers Watson has provided our Committee with aggregated compiled data and identified the 25th percentile, median and 75th percentile amounts for the base salary and total direct compensation amounts for executives similarly situated to the named executive officers in each sector. In particular, when reviewing this survey data, our Committee has paid particular attention to the composite benchmark salary and direct compensation data related to the leisure, hospitality and entertainment companies and hotel companies because our Committee believes that they are the most similar to our Hotels and Resorts and Theatre Divisions. In fiscal 2009 and continuing into fiscal 2010, our Committee also retained the services of the executive compensation division of Towers Watson to assist us in reviewing our long-term incentive compensation plan, for which services it charged us approximately $63,000. A different division of Towers Watson provides actuarial services and pension plan consulting to us. In fiscal 2010, we paid such division approximately $35,000 for such actuarial and pension plan services which, given the relative sizes of both our organizations, we believe to be a relatively immaterial amount. As a result, our Committee believes that Towers Watson is an independent provider of executive compensation advice to it.

In connection with our Committee’s fiscal 2010 and fiscal 2011 long-term equity-based incentive award grants, Towers Watson provided our Committee with composite aggregated data regarding the value of competitive long-term incentive plans for similarly situated executives at other companies with comparable revenue levels, identifying the 25th percentile, median and 75th percentile amounts. Towers Watson also provided the Committee with information regarding the types and amounts of long-term compensation provided to similarly situated executives at several individual companies that operate in the theatre and hotel sectors. Specifically, survey information was provided for the following companies: Regal Entertainment Group, Cinemark Holdings Inc., Carmike Cinemas Inc., Great Wolf Resorts Inc., Marriott International Inc., Starwood Hotels & Resorts Inc., Choice Hotels International Inc., Lodgian Inc., Sonesta International Hotels Corp. and Red Lion Hotels Corp. The Committee chose these companies so as to provide it with both a broad scope of applicable executive compensation data to consider, as well as more specific information at similarly-sized companies with businesses similar to either of our two divisions.

Starting in fiscal 2009 and continuing into fiscal 2010, with the assistance and guidance of Towers Watson, our Committee evaluated modifications to the design of our long-term incentive plan for our executives. As a result, in July 2009, our Committee adopted a new long-term incentive plan for our senior executives. The new plan includes the addition of a performance cash component for our senior executives in order to increase our plan’s emphasis on linking the total compensation levels of our named executive officers to the relative level of our operating performance over the long-term. By including a cash performance element, our new long-term incentive plan for our senior executives now includes a mix of stock options (typically expected to constitute approximately 50% of each annual long-term incentive award), performance cash (typically expected to constitute approximately 40% of each annual long-term incentive award) and restricted stock (typically expected to constitute approximately 10% of each annual long-term incentive award). Based on the advice of Towers Watson, our Committee believes that the constructs of our new long-term incentive plan are consistent with current trends in long-term incentive compensation as more companies are using multiple forms of long-term incentive compensation and relying less on stock options in order to address different long-term objectives. Moreover, our Committee believes that our new mix of long-term incentive elements reflects its sensitivity to shareholder dilution concerns and, by including a relative measurement framework, it effectively aligns payouts with our relative performance. In response to long-term incentive plan benchmarking data provided by Towers Watson, beginning with the long-term equity grants to our named executive officers in fiscal 2009, our Committee decided to increase the relative size of our annual long-term incentive awards from the levels prior to fiscal 2009 in order to place us at or above the median level of long-term incentive grants by our benchmarked companies. Additional details of our new executive long-term incentive plan are described below under “Long-Term Incentive Awards.”

Additionally, in July 2009, our Committee amended our variable incentive plan to provide it with additional options and flexibility for determining a participant’s target annual incentive bonus opportunity. Under the amended plan, a participant’s target annual incentive bonus opportunity may now be expressed as either (1) a percentage of the participant’s base salary; (2) a percentage of a selected financial measure; (3) a fixed dollar amount; (4) or a combination of (1), (2) and (3). Prior to the amendment, a participant’s target annual bonus opportunity was only expressed as a percentage of the participant’s base salary. Also under the amended plan, company-specific financial measures may now also include adjusted consolidated earnings before interest, taxes, depreciation and amortization, adjusted consolidated pre-tax income and/or adjusted division pre-tax income.

In July 2010, our Committee conducted a thorough risk assessment of our compensation policies and practices. Our Committee evaluated the levels of risk-taking that could be potentially encouraged by each of our material compensation arrangements, after taking into account any relevant risk-mitigation features. As a result of this review, our Committee does not believe that our compensation policies and practices encourage excessive or unnecessary risk-taking.

Total Compensation

The compensation paid to our named executive officers consists of four main elements: (1) salary; (2) an annual incentive cash bonus; (3) a long-term incentive compensation award, which prior to fiscal 2010 has historically included annual stock option grants and/or periodic restricted stock awards, but which, beginning in fiscal 2010, now also includes a long-term performance cash element; and (4) other benefits, including those made available under our employee benefit plans. The combination of these elements is intended to provide our named executive officers with fair and competitive compensation that rewards corporate and individual performance and helps attract, retain and motivate highly qualified individuals who contribute to our long-term success and value creation. Additionally, these compensation elements, particularly our annual incentive cash bonus and long-term incentive awards, are designed to foster a shareholder mentality and the continuation of our entrepreneurial spirit by encouraging our executives to take appropriate market-responsive risk-taking actions that help create long-term shareholder value.

While the relative amounts of salaries and benefits provided to our named executive officers are intended to be set at competitive levels compared to our surveyed group of benchmarked companies, we provide our executives with the opportunity to earn significant additional amounts through performance-based annual cash bonuses and long-term incentive compensation programs.

For fiscal 2010, the total direct compensation (i.e., salary and annual cash bonus) paid to our named executive officers generally fell between the 50th and 75th percentile of the total direct compensation amounts paid to executives holding equivalent positions at our surveyed group of benchmarked sectors. In establishing these relative levels of compensation, our Committee first established the relative level of each of our named executive officer’s base salary at between the 50th and 75th percentile of the salary paid to similarly situated executives at our surveyed group of benchmarked sectors. These decisions were based on the considerations discussed in more detail below under “Elements of Compensation — Base Salaries.” Then, our Committee

established the relative level of each of our named executive officer’s targeted annual cash bonus award that, if earned, would result in our payment of total direct compensation amounts that would generally fall between the 50th and 75th percentile of the total direct compensation paid to similarly situated executives at our surveyed group of benchmarked companies. These decisions were based on the considerations discussed in more detail below under “Elements of Compensation — Annual Cash Bonuses.” Our Committee subjectively believed that the targeted relative levels of total direct compensation to our named executive officers resulting from this process generally reflected the highly experienced nature of our senior executive team and was generally consistent with our historical corporate financial performance, the individual performance of our named executive officers and our prior shareholder return. Our Committee also believed that these total direct compensation levels were reasonable in their totality and supported our core compensation philosophies and principles. However, in establishing these relative compensation levels, our Committee did not specifically compare any of the criteria listed in the prior two sentences to our surveyed group of benchmarked sectors. For fiscal 2011, our Committee established the range of potential total direct compensation payable to our named executive officers at the same relative levels compared to updated recent information for our benchmarked sectors.

Mr. Greg Marcus, as our chief executive officer, has a higher percentage of his total compensation based on achieving his incentive bonus targets because our Committee believes that he has the most potential to impact our corporate financial performance. Our Committee believes that this emphasis and allocation most effectively links pay-for-performance.

Elements of Compensation

Base Salary

Our Compensation Committee, in consultation with our chief executive officer (other than with respect to decisions affecting himself and our chairman), strives to establish competitive base salaries for our named executive officers set at between the 50th and 75th percentile of the salaries paid to similarly situated executives at our surveyed group of benchmarked sectors. Each executive officer’s salary is initially based on the level of his responsibilities, the relationship of such responsibilities to those of our other executive officers and his tenure at our company. We evaluate and adjust the base salaries of our named executive officers annually as of July 1 of each fiscal year. When evaluating and adjusting the salaries of our named executive officers (other than our chairman and chief executive officer), we consider the recommendations of our chief executive officer. In making his recommendations, our chief executive officer generally takes into account: (1) our corporate financial performance as a whole and on a divisional basis, when appropriate, for the most recent fiscal year compared to our historical and budgeted performance; (2) general economic conditions (including inflation) and the impact such conditions had on our operations and results; (3) each executive officer’s past, and anticipated future, contributions to our performance; (4) each executive officer’s compensation history with our company and the past levels of each element of total compensation; (5) how each executive officer’s salary compares to the range of salaries of similarly situated executives at our surveyed group of benchmarked companies; (6) new responsibilities, if any, recently delegated, or to be delegated, to such officer; and (7) the executive’s participation in significant corporate achievements during the prior fiscal year. Our Compensation Committee, while looking to our chief executive officer for his recommendations as to the salaries of our other named executive officers (other than with respect to himself and our chairman), also engages in its own independent review and judgment concerning such base salary adjustments based on the foregoing factors. When evaluating and adjusting our chief executive officer’s and chairman’s salary, our Committee independently, and without input from our chief executive officer, considers the factors cited above, as well as their respective ability to inspire subordinates with the vision of our company, and makes decisions accordingly. The seven factors listed above are only generally, and not individually or separately, analyzed, assessed and weighted by our Committee in its determination of the amount of base salary of each individual named executive officer. Our Committee subjectively assesses these factors in the aggregate based on the recommendations of our chief executive officer for all named executive officers other than himself and our chairman and, in the case of our chairman and chief executive officer, by our Committee on its own accord.

As a result of the process described above, for fiscal 2010, Douglas A. Neis, Bruce J. Olson and Thomas F. Kissinger received increases of 3.3%, 2.5%, and 3.1%, respectively, in their base salaries. As a result of the challenging lodging environment, our Committee decided to leave Mr. Otto’s base salary unchanged for fiscal 2010. As a result of the changes to the respective annual base salaries of each of Messrs. Steve Marcus and Greg Marcus made in January 2009 as a consequence of their new positions, our Committee decided to make no further changes to their respective base salary levels for fiscal 2010. In fiscal 2010, the base salaries paid to Messrs. Steve Marcus, Greg Marcus, Neis, Olson, Otto and Kissinger represented 40%, 41%, 46%, 36%, 48% and 52%, respectively, of their respective total compensation for such fiscal year as set forth below in the Summary Compensation Table. Based on our analyzing similar factors earlier this year, for fiscal 2011, Messrs. Steve Marcus, Greg Marcus, Neis, Olson, Otto and Kissinger each received an increase in their annual base salary of 2.9%, 5.0%, 3.2% , 2.4%, 3.1% and 3.0%, respectively.

Annual Cash Bonuses

We establish targeted potential annual cash bonus awards at the beginning of each fiscal year pursuant to our variable incentive plan, which our Committee administers. Our variable incentive plan allows our Committee to select from a variety of appropriate financial metrics upon which to base the financial targets for achieving a corresponding annual incentive bonus. Under our variable incentive plan our Committee may choose from one or more of the following financial metrics, either in absolute terms or in comparison to prior year performance or publicly available industry standards or indices: revenues; gross operating profit; operating income; pre-tax earnings; net earnings; earnings per share; earnings before interest, taxes, depreciation and amortization (“EBITDA”); economic profit; operating margins and statistics; financial return and leverage ratios; total shareholder return metrics; or a company-specific financial metric (such as Adjusted EBITDA, adjusted consolidated pre-tax income (“API”) or adjusted division pre-tax income (“ADI”)). Additional financial measures not specified in the variable incentive plan may be considered if our Committee determines that the specific measure contributes to achieving the primary goal of our incentive plan — sustained growth in long-term shareholder value. Our Committee retains the ability to consider whether an adjustment of the selected financial goals for any year is necessitated by exceptional circumstances. This ability is intended to be narrowly and infrequently used.

Targeted annual bonus awards under the variable incentive plan may be based on our relative achievement of the selected consolidated financial targets and/or divisional financial targets, as well as on discretionary individual performance measures that help enhance shareholder value as subjectively determined by our Compensation Committee. Our Committee also from time to time has granted special compensation awards to our named executive officers and other key employees to reward their integral involvement in significant corporate achievements or events, such as in connection with our sale of our limited service lodging division and Miramonte Resort in fiscal 2005, the payment of our $7.00 per share special dividend in fiscal 2006 and our acquisition of 11 theatres from Cinema Entertainment Corporation in April 2007. In fiscal 2008, our Committee granted special compensation awards to Messrs. Greg Marcus, Neis, Olson and Kissinger to reward their significant contributions in connection with our acquisition of seven theatres from Douglas Theatre Company in April 2008. Our Committee did not grant any special compensation awards to any of our named executive officers in fiscal 2009 or fiscal 2010.

At the beginning of each fiscal year, our Committee establishes applicable financial targets for such fiscal year for purposes of granting our named executive officers’ target incentive cash bonus opportunities for that fiscal year. For each selected applicable financial target, we also establish a threshold minimum level of financial performance and a maximum level of financial performance relative to such target. If our actual financial performance equals our targeted financial metric, then the portion of our incentive bonus payouts based on achieving that financial target will be equal to 100% of the targeted bonus amount. If we do not achieve the specified minimum threshold level of financial performance, then no incentive bonus payouts based on financial performance will be paid. If we equal or exceed the specified maximum level of financial performance, then we will pay out up to 200% of the targeted amount of the incentive bonuses based on the level that we exceed the selected financial performance metric. Financial performance between the threshold and target levels and between the target and maximum levels will result in a prorated portion of the financial-based bonus being paid.

Based on, and consistent with, the amendments to our variable incentive plan adopted in July 2009, instead of establishing target fiscal 2010 incentive bonus awards for our named executive officers as a percentage of their base salaries as our Committee has historically done, our Committee established the financial component of each named executive officer’s fiscal 2010 target incentive bonus opportunity as a percentage of API for corporate officers and as a percentage of applicable ADI for our two division presidents. Additionally, the Committee established each named executive officer’s individual performance component of their fiscal 2010 target incentive bonus opportunity as a fixed percentage of their base salary, which was generally intended to approximate 20% of the total fiscal 2010 target incentive bonus opportunity for our chairman, chief executive officer and division presidents and 40% for all of our other named executive officers. Although our Committee modified the basis for determining our named executive officers’ incentive bonus opportunities for fiscal 2010 compared to prior years, our Committee nonetheless believed that the new basis for determining targeted annual bonus amounts for fiscal 2010 would result in roughly equivalent target bonus opportunities to those provided in prior years and that targeted fiscal 2010 bonus opportunities, if earned, would continue to result in our payment of total direct compensation to our named executive officers that would generally fall between the 50th and 75th percentile of total direct compensation paid to similarly situated executives at our benchmarked sectors. For fiscal 2010, targeted incentive bonus amounts for Messrs. Steve Marcus, Greg Marcus, Neis, Olson, Otto and Kissinger were $91,534, $371,136, $107,578, $180,370, $144,280 and $110,578, respectively.

As a result of the foregoing, the targeted fiscal 2010 incentive bonus awards for Messrs. Olson and Otto were based approximately 80% on achieving the fiscal 2010 ADI target of their respective division, and approximately 20% on achieving their applicable individual performance measures. The targeted fiscal 2010 Theatre Division ADI was approximately $18.5 million and the targeted fiscal 2010 Hotels and Resorts Division ADI was approximately $5.6 million. The targeted fiscal 2010 incentive bonus awards for Messrs. Greg Marcus and Steve Marcus were based approximately 80% on achieving our fiscal 2010 consolidated API target of $37.0 million and approximately 20% on achieving their applicable individual performance measures. The targeted fiscal 2010 incentive bonus amounts for Messrs. Neis and Kissinger were based approximately 60% on achieving our fiscal 2010 consolidated API target and approximately 40% on achieving their applicable individual performance measures. We established these API and ADI targets based on stretch goals for fiscal 2010 for both our company and each of our two divisions. We established these targets with the belief that the level of achievability of the targets would likely be consistent with the relative level of achievement of our historical financial targets. Since the implementation of our incentive plan, we have achieved between 28% - 93% of the applicable bonus based upon our consolidated financial targets and 0% - 156% of the applicable bonus based upon our division financial targets. Individual performance measures for fiscal 2010 included such officer’s individual contributions and achievements during fiscal 2010, particularly as such contributions and achievements relate to advancing our entrepreneurial spirit. For purposes of determining the relative achievement of our fiscal 2010 financial targets, we defined “API” as consolidated earnings before income taxes, excluding gains and losses from dispositions of assets, preopening expenses and unusual items, and less a goodwill amortization charge. Similarly, for these purposes, we defined “ADI” generally in the same manner as we do API, except that division earnings before income taxes is our beginning baseline metric instead of consolidated earnings before income taxes, and we also subtract an intercompany rent charge for company-owned real estate associated with each division. Our Committee also retained the ability to consider whether an adjustment of the selected financial goals for any year is necessitated by exceptional circumstances. This ability is intended to be narrowly and infrequently used and no such adjustments were made in fiscal 2010.

For fiscal 2010, our actual API was approximately $24.7 million, or approximately 67% of our target amount of $37.0 million, resulting in a bonus achievement based upon this financial measure of approximately 30%. Similarly, our actual fiscal 2010 Theatre Division ADI was approximately $13.3 million, or 72% of the target amount of $18.5 million, resulting in a bonus achievement based upon this financial measure of approximately 38%. Our actual fiscal 2010 Hotels and Resorts Division ADI was a loss of approximately $9.0 million compared to the target amount of $5.6 million, resulting in no bonus achievement based upon this financial measure. Our Compensation Committee subjectively analyzed on a discretionary basis an executive officer’s relative achievement of other fiscal 2010 individual performance measures, including achievements relating to advancing entrepreneurial spirit, with respect to each individual executive officer based on the recommendations of our chief executive officer for all named executive officers other than himself and our chairman and, in the case of our chief executive officer and our chairman, by our Committee on its own accord. As a result, and because each named executive officer was determined to have successfully achieved each of his respective individual performance criterion, Messrs. Steve Marcus, Greg Marcus, Neis, Olson, Otto and Kissinger earned fiscal 2010 incentive bonus amounts of $64,451, $162,557, $64,505, $93,869, $46,400 and $67,505, respectively.

The targeted fiscal 2011 incentive bonus awards for Messrs. Olson and Otto are based approximately 80% on achieving the fiscal 2011 ADI target of their respective division and 20% on achieving their applicable individual performance measures. The targeted fiscal 2011 incentive bonus awards for Messrs. Greg Marcus and Steve Marcus are based approximately 80% on achieving our fiscal 2011 consolidated API target and 20% on achieving their applicable individual performance measures. The targeted fiscal 2011 incentive bonus amounts for Messrs. Neis and Kissinger are based approximately 60% on achieving our fiscal 2011 consolidated API target and 40% on achieving their applicable individual performance measures. As was the case for fiscal 2010, we established these API and ADI targets based on stretch goals for fiscal 2011 for both our company and each of our two divisions. Similarly, we established these targets with the belief that the level of achievability of the targets would likely be consistent with the relative level of achievement of our historical financial targets.

Long-Term Incentive Awards

We believe that long-term incentive awards support our core compensation philosophies and objectives because they encourage entrepreneurism and help our named executive officers to maintain a shareholder mentality in managing our businesses. We believe that using long-term incentive awards as an important component of our executive compensation package will further our goals of promoting continuity of management and increasing incentive and personal interest in our welfare by those employees who are primarily responsible for shaping or carrying out our long-range plans and securing our continued growth and financial success. Historically, we have granted stock options to a broad range of employees because we believe it is beneficial to our shareholders to have our employees maintain a shareholder orientation and an entrepreneurial spirit. In fiscal 2010, 49% of our employee stock options were granted to employees other than our named executive officers. In fiscal 2011, this percentage remained similarly high at 48%.

As described above under “Role of Our Compensation Committee,” in July 2009, our Compensation Committee adopted a new long-term incentive plan for our senior executives that now includes a mix of three compensation elements: stock options (typically expected to constitute approximately 50% of each annual long-term incentive award), performance cash (typically expected to constitute approximately 40% of each annual long-term incentive award) and restricted stock (typically expected to constitute approximately 10% of each annual long-term incentive award). Our Committee now tries to target the relative size of our annual long-term incentive grants to place us at or above the median level of long-term grants provided by our benchmarked companies. Stock options granted under the plan generally become exercisable 40% after two years, 60% after three years, 80% after four years and 100% after five years of the date of grant. The options generally expire ten years from the date of grant as long as the optionee is still employed with the Company. Our restricted stock grants have a vesting schedule of 50% after the third anniversary of grant and 100% after the fifth anniversary. Mr. Steve Marcus is not eligible to receive any equity-based award grants under our stock option and equity awards plans.

Our long-term incentive plan for our senior executives includes a performance cash component in order to increase the plan’s emphasis on linking the total compensation of our named executive officers to the relative level of our operating performance over the longer term. The performance cash component’s measurement period was three years for grants made in fiscal 2010, four years for grants made in fiscal 2011 and is expected to be increased to up to a five-year measurement period for fiscal 2012 and beyond. The performance measures for the performance cash component are our average return on invested capital, or ROIC, during the relevant measurement period, and our Adjusted EBITDA growth rate during the relevant measurement period, each of which is measured and calculated independently of each other, but with the relative achievement of our ROIC levels weighted 75% of the targeted total pay-out amount and our relative achievement of our Adjusted EBITDA growth rate weighted 25%. Under our cash performance plan, if our relative ROIC and/or Adjusted EBITDA growth rate over the relevant measurement period is equal to the 25th percentile of the respective Russell 2000 ROIC and/or Adjusted EBITDA growth rate over the measurement period, then the payment made to our named executive officers will be equal to 25% of the target pay-out amount for such respective performance measure. If we achieve performance of either or both measures equal to the 50th percentile, then the pay-out will be 100% of the target pay-out amount for such respective performance measure. If we achieve performance of either or both measures equal to the 75th percentile, then the pay-out will be 150% of the target pay-out amount for such respective performance measure. Performance achievements in between these percentiles will result in pro rated pay-outs based on the foregoing pay-out ratios.

Based on the foregoing considerations, in connection with its adoption of our new long-term incentive plan for our senior executives, our Committee granted the following fiscal 2010 long-term incentive awards to our named executive officers (other than to our chairman) based on benchmarking data provided to it by Towers Watson, as well as the recommendations of our chief executive officer (other than with respect to himself).

Name	Total Dollar Value of Long-Term Incentive Award (100%)	Dollar Value/ Shares(1) of Option Component (55%)	Dollar Value/ Shares(2) of Restricted Stock Component (9%)	Dollar Value of Performance Cash Component Target Award (36%)
Mr. G. Marcus	$575,850	$319,500 / 55,000	$49,500 / 4,950	$206,800
Mr. D. Neis	$209,400	$116,200 / 20,000	$18,000 / 1,800	$75,200
Mr. B. Olson	$314,100	$174,300 / 30,000	$27,000 / 2,700	$112,800
Mr. W. Otto	$261,750	$145,250 / 25,000	$22,500 / 2,250	$94,000
Mr. T. Kissinger	$209,400	$116,200 / 20,000	$18,000 / 1,800	$75,200

(1)	Based on a fiscal 2010 FASB ASC Topic 718 option value per share of $5.81. Each option granted has an exercise price of $13.34 per share, which is equal to the closing sale price of our Common Shares on the July 28, 2009 stock option grant date.

(2)	Based on the closing sale price of $10.00 per share of our Common Shares on the July 7, 2009 restricted stock grant date.

Our Committee granted the following fiscal 2011 long-term incentive awards to our named executive officers (other than to our chairman) based on benchmarking data provided to it by Towers Watson, as well as the recommendations of our chief executive officer (other than with respect to himself).

Name	Total Dollar Value of Long-Term Incentive Award (100%)	Dollar Value/ Shares(1) of Option Component (49-51%)	Dollar Value/ Shares(2) of Restricted Stock Component (9-10%)	Dollar Value of Performance Cash Component Target Award (39-42%)
Mr. G. Marcus	$580,348	$295,800 / 60,000	$54,548 / 5,250	$230,000
Mr. D. Neis	$215,666	$110,925 / 22,500	$19,741 / 1,900	$85,000
Mr. B. Olson	$300,953	$147,900 / 30,000	$28,053 / 2,700	$125,000
Mr. W. Otto	$241,628	$123,250 / 25,000	$23,378 / 2,250	$95,000
Mr. T. Kissinger	$215,666	$110,925 / 22,500	$19,741 / 1,900	$85,000

(1)	Based on an estimated fiscal 2011 FASB ASC Topic 718 option value per share of $4.93. Each option granted has an exercise price of $11.80 per share, which is equal to the closing sale price of our Common Shares on the July 27, 2010 stock option grant date.

(2)	Based on the closing sale price of $10.39 per share of our Common Shares on the July 20, 2010 restricted stock grant date.

Stock Option and Restricted Stock Policies

We generally follow a practice of granting stock options to all selected and then serving executives once a year on an annual fixed-date basis, with an effective grant date as of the third business day after the public release of our prior fiscal year financial results. We follow this practice so that the exercise price associated with our annual stock option grants is generally then most likely to reflect all then currently publicly available material information about our company. We only grant options with an exercise price equal to the closing sale price of our Common Shares on the effective date of grant. In the future, for newly hired executives or other employees to whom we determine to grant equity-based awards, such grants will have an effective date upon our Committee’s approval of such grants. All options are granted with an exercise price equal to 100% of the fair market value of our Common Shares on the date of grant. Our options generally vest and become exercisable with respect to 40% of the shares after two years from the grant date, 60% after three years, 80% after four years and 100% after five years, and expire ten years after the grant date.

We have adopted a policy that prohibits the repricing of stock options, and we have never repriced any options (other than in connection with making equitable adjustments as required under our stock option and equity awards plans in connection with stock splits and our special cash dividend). Similarly, we have never engaged in any type of so-called stock option “back dating” practices or other similar grant date manipulations of stock options, and we will never do so in the future. While our chief executive officer recommends the recipients of our equity-based awards and the relative level of such awards, we do not delegate grant authority to him or any other members of our management.

We try to maintain our so-called “burn rate” of annual equity grants at around 1% of our fully-diluted outstanding Common Shares. In fiscal 2010 and fiscal 2011 to date, our total burn rate was approximately 1.1%, with less than 0.6% attributable to stock options and restricted stock granted to our executive officers.

Other Benefits

Qualified Retirement Plan

Our Pension Plus Plan is a profit-sharing plan with Internal Revenue Code Section 401(k) features and covers all of our eligible employees and eligible employees of our subsidiaries, including our named executive officers, and uses a participating employee’s aggregate direct compensation as the basis for determining the employee and employer contributions that are allocated to the employee’s account. A participating employee may elect to make pre-tax deposits of up to 60% of his or her annual compensation. The Pension Plus Plan also provides for three types of employer contributions: (1) a basic contribution equal to 1% of a participating employee’s annual compensation; (2) a discretionary matching contribution, which is currently equal to one-fourth of the employee’s pre-tax deposits not exceeding 6% of such annual compensation; and (3) a discretionary profit performance contribution determined by our board of directors each year. For purposes of the profit performance contribution, we and our subsidiaries are divided into three profit sharing groups, and the profit performance contribution for the participating employees employed by a particular profit sharing group is dependent on our overall operations meeting profitability targets, our having achieved a positive return on shareholders’ equity and that profit sharing group’s operating performance having been profitable. A participating employee’s share of the annual profit performance contribution, if any, for the employee’s profit sharing group is determined by multiplying the contribution amount by the ratio of the participating employee’s annual compensation to the aggregate annual compensation of all participating employees in that profit sharing group. The employee’s pre-tax savings deposits and the employer basic contributions allocated to a participating employee’s account are fully vested upon deposit, and the employer matching and profit performance contribution are subject to a graduated vesting schedule resulting in full vesting after six or seven years of service. Each participating employee has the right to direct the investment of the employee’s account in one or more of several available investment funds, including Common Shares. The vested portion of a participating employee’s account balance becomes distributable only after the employee’s termination of employment or upon attainment of age 59 1/2, although the employee has the right while employed to borrow a portion of such vested portion or make a withdrawal of pre-tax savings deposits for certain hardship reasons that are prescribed by applicable federal law.

Nonqualified Deferred Compensation

Our Deferred Compensation Plan is a nonqualified defined contribution program whereby our eligible employees, including our named executive officers, may voluntarily make irrevocable elections to defer receipt of up to 100% of their annual direct compensation (i.e., salary and/or incentive bonus) on a pre-tax basis. The irrevocable election must be made prior to the start of any calendar year to which it applies and must specify both a benefit payment commencement date and a form of payment (i.e., lump sum or periodic installments). During each quarter of the deferral period, we apply to the deferred amount an earnings credit based on the average prime interest rate of a designated Milwaukee bank. The benefits payable under the Deferred Compensation Plan (i.e., the employee’s deferred amount plus his or her earnings credits) will be paid out of our general corporate assets as they become due (i.e., after the employee’s specified commencement date).

Our Retirement Income and Supplemental Retirement Plan, or our “Supplemental Plan,” is available to eligible employees with annual compensation in excess of a specified level (i.e., $110,000 for calendar year 2010), including each of our named executive officers. Prior to 2009, our Supplemental Plan was a nonqualified defined benefit pension plan. Effective January 1, 2009, our Supplemental Plan was amended to include two components. The first component applies to certain participants (called “RIP Participants”) and continues to provide the same nonqualified pension benefits as were provided prior to the amendment. The second component applies to all other participants (called “SRP Participants”) and provides an account-based supplemental retirement benefit. All benefits payable under the Supplemental Plan are paid out of our general corporate assets as they become due after retirement or other termination.

A RIP Participant is an eligible employee who was a participant in the Supplemental Plan on December 31, 2008, and who met at least one of the following requirements on January 1, 2009: (i) the participant was age 50 or older, (ii) the participant had 20 or more years of service, or (iii) the participant was a member of the Corporate Executive Committee. All of our named executive officers are RIP Participants.

A RIP Participant in the Supplemental Plan is entitled to receive annual benefits substantially in accordance with the table set forth below, except that the amounts shown in the table do not reflect the applicable reductions for Social Security benefits and benefits funded by employer contributions that are payable under our other employee benefit plans. For a RIP Participant entitled to the highest level of Social Security benefits who retires at age 65 during calendar year 2010, the reduction in annual Supplemental Plan benefits would equal approximately $13,224.

	Estimated Annual Pension Plan Benefits for Representative Years of Service
Final Five-Year Average Compensation	15	20	25	30
$100,000	$25,000	$33,300	$41,667	$50,000
200,000	50,000	66,600	83,334	100,000
350,000	87,500	116,550	145,834	175,000
500,000	125,000	166,500	208,335	250,000
650,000	162,500	216,450	270,835	325,000
800,000	200,000	266,400	333,333	400,000
950,000	237,500	316,350	395,836	475,000

The Supplemental Plan provides annual benefits to RIP Participants (calculated on a straight life annuity basis assuming the benefits commence at age 65) based on a formula that takes into account the employee’s average total compensation for the five highest compensation years within the employee’s last ten compensation years and the employee’s years of service (up to a maximum of 30). In calculating employee compensation for purposes of determining contributions to the Supplemental Plan for RIP Participants, we use a participating employee’s total direct compensation (which, for the named executive officers, is comprised of the salary and bonus amounts listed in the “Summary Compensation Table” below). In addition to a reduction equal to 50% of Social Security benefits, the Supplemental Plan reduces its benefits for RIP Participants by the benefits attributable to the employer contributions received by the participating employee under our other employee benefit plans, such as the Pension Plus Plan and our former qualified pension plans.

A RIP Participant is entitled to benefits under the Supplemental Plan upon normal retirement on or after age 65, early retirement after age 60 with at least five years of service, disability retirement after at least five years of service and other termination of employment after at least five years of service. A graduated vesting schedule, which provides for 50% vesting after five years of service and an additional 10% for each year of service thereafter, applies in the case of termination of employment before completing ten years of service or qualifying for normal, early or disability retirement.

Our Compensation Committee approved certain amendments to our Supplemental Plan, which were subsequently ratified by our Board of Directors and which became effective as of December 31, 2008. The amendments provided that the retirement benefits to which Mr. Steve Marcus, who is a RIP Participant, is entitled upon his separation from service with us could commence effective January 1, 2009 (or as soon as practicable thereafter) and allowed such benefits to be calculated as if Mr. Steve Marcus had terminated his employment with us on December 31, 2008. As a result, Mr. Steve Marcus received $115,433 in payments under our Supplemental Plan in fiscal 2009, and he now will receive approximately $300,127 in payments under our Supplemental Plan each fiscal year until his death.

The SRP Participants in the Supplemental Plan as of December 31, 2008 had their nonqualified supplemental pension benefits converted into an account balance benefit. The opening account balance for each of these individuals equaled the present value of his or her vested accrued supplemental pension benefit calculated under the Supplemental Plan as if such participant terminated employment on December 31, 2008. Each new SRP Participant in the Supplemental Plan will have an account balance benefit with an opening balance of zero.

Each SRP Participant’s account is credited with an allocation as of the last day of each calendar year if (i) the participant is considered a highly compensated employee for such year (i.e., for 2010, had annual compensation in excess of $110,000 during the prior year), and (ii) the participant has been credited with 1,000 hours of service during such year and is employed by us on the last day of such year, or has terminated employment during such year as a result of death, total and permanent disability, or retirement on or after age 65 with five years of service.

Each SRP Participant’s annual allocation depends on his or her employment status as of the last day of the calendar year. An SRP Participant who is a member of our corporate executive committee (group one), or who is a senior vice president, vice president, senior corporate associate or hotel general manager (group two), receives an allocation equal to a percentage of such participant’s compensation depending on such participant’s number of points. Points are determined by combining a participant’s age (as of his or her most recent birthday) and years of service as of the last day of a calendar year. The participant’s compensation for this purpose is his or her total direct compensation. Each participant in group one or group two is eligible for an allocation equal to the percentage of compensation as forth in the following table:

Points	Group One Percentage of Compensation	Group Two Percentage of Compensation
<60	4%	2.0%
60 – 69	5%	2.5%
70 – 79	6%	3.0%
80+	7%	3.5%

Each other SRP Participant receives an allocation equal to 0.5% of his or her compensation, without regard to points. All accounts are credited quarterly with simple interest at the reference rate declared by Chase Bank N.A.

Each SRP Participant is 100% vested in his or her account upon termination of employment due to death, total and permanent disability, or retirement on or after age 65 with five years of service. In all other cases, an SRP Participant is vested in accordance with a graduated vesting schedule which provides for 50% vesting after five years of service and an additional 10% for each year of service thereafter. Each SRP Participant was required prior to December 31, 2008, to irrevocably elect the benefit payment date (or commencement date) and a form of payment for his or her account. Each new SRP Participant is required to make this election within the first 30 days of his or her participation date. Thereafter, every five years (e.g., 2010, 2015, 2020), a participant may make a new irrevocable election to apply to the allocations made to his or her account in the subsequent five years. An SRP Participant’s vested account will be paid on the later of his or her separation from service or the age elected by him or her, which must not be earlier than age 60 or later than age 65. An SRP Participant may elect to have his or her vested account paid in a single lump sum payment or installment payments over a number of years selected by the participant (not more than 10). If no election is made, an SRP Participant’s vested account will be paid in the form of a lump sum at the participant’s attainment of age 65, or separation from service, if later.

Perquisites

While our named executive officers may from time to time use certain of our properties for personal reasons, we generally incur no, or in some cases only nominal, incremental costs associated with such usage. We encourage our executive officers to personally use our properties because we believe that it is very important for our executives to be intimately familiar with our properties, our service and product offerings, and our markets. We believe that such personal hands-on experiences help us to enhance our customer services and be better positioned to understand, manage and operate our businesses. We otherwise provide only nominal perquisites to our named executive officers. No perquisites provided in fiscal 2010 to any named executive officer, individually or in the aggregate, had an incremental cost to us of in excess of $10,000.

Executive Stock Ownership

We have not adopted any executive or director stock ownership guidelines, although the Marcus family beneficially owns approximately 28.7% of our outstanding Common Shares and, therefore, is the largest shareholder group in our company. Our other named executives each beneficially own significant amounts of our Common Shares through direct stock ownership, restricted stock awards and stock option grants. As of the Record Date, Messrs. Olson, Otto, Kissinger and Neis each beneficially owned 260,706 shares, 76,940 shares, 128,817 shares and 130,973 shares, respectively. As a result, we believe that our senior management team’s financial interests are significantly and directly related to the economic interests of our shareholders without the necessity of imposing arbitrary stock ownership guidelines. We have no policy prohibiting our executive officers or directors from hedging their Common Shares or otherwise pledging their Common Shares as collateral security for personal loans.

Impact of Tax, Accounting and Dilution Considerations

As a result of our executives’ current executive compensation levels, we have not taken any action to qualify bonuses earned under our annual incentive bonus plan or restricted stock awards to comply with the regulations under Internal Revenue Code Section 162(m) relating to the $1 million cap on executive compensation deductibility. However, stock options granted under our various stock option plans will qualify for tax deductibility under Section 162(m).

Additionally, our Committee carefully considers the accounting and financial reporting expenses associated with our grants of equity-based awards. We also consider the relative level of potential dilution to our shareholders resulting from such grants. As a result, we attempt to maintain an annual equity-based grant run-rate level of approximately 1% of our fully-diluted outstanding Common Shares.

Summary Compensation Table

Set forth below is information regarding compensation earned by, paid or awarded to our following named executive officers during fiscal 2010, fiscal 2009 and fiscal 2008: (1) Stephen H. Marcus, our chairman of the board, and our chief executive officer until his retirement from such position on January 6, 2009; (2) Gregory S. Marcus, our president, and our chief executive officer beginning on January 6, 2009; (3) Douglas A. Neis, our chief financial officer and treasurer; (4) Bruce J. Olson, our senior vice president and president of Marcus Theatres Corporation; (5) William J. Otto, our president and chief operating officer of Marcus Hotels, Inc.; and (6) Thomas F. Kissinger, our vice president, general counsel and secretary.

The following table sets forth for our named executive officers the following information for each of our last three fiscal years: (1) the dollar amount of base salary earned; (2) the dollar amount of any special compensation awards earned; (3) the grant date fair value of all long-term equity-based awards held by each named executive officer; (4) the dollar amount of cash bonuses earned under our incentive bonus plan; (5) the change in pension value and the dollar amount of above-market earnings on nonqualified deferred compensation; (6) the dollar amount of all other compensation; and (7) the dollar value of total compensation.

Name and Current Principal Position	Fiscal Year	Salary	Bonus(1)	Restricted Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Stephen H. Marcus	2010	$350,000	$—	$—	$—	$64,451	$169,000	$295,199	$878,650
Chairman of the Board(7)	2009	520,288	—	—	—	164,468	(237,000)	237,728	685,484
	2008	620,672	—	—	—	262,200	101,864	102,523	1,087,259

Gregory S. Marcus	2010	500,000	—	49,500	319,550	162,557	194,000	8,692	1,234,299
CEO & President(7)	2009	464,037	—	—	667,000	127,914	99,000	8,507	1,366,458
	2008	348,077	6,000	—	145,800	97,610	48,000	10,506	655,993

Douglas A. Neis	2010	308,962	—	18,000	116,200	64,505	151,000	8,184	666,851
CFO and Treasurer	2009	297,000	—	—	133,400	59,451	134,000	8,834	632,685
	2008	266,635	6,000	—	145,800	62,011	60,003	10,170	550,619

Bruce J. Olson	2010	413,962	—	27,000	174,300	93,869	433,000	10,345	1,152,476
Senior Vice President, President of Marcus Theatres Corporation	2009	402,000	—	—	166,750	156,339	149,000	10,451	884,540
	2008	373,077	10,000	—	145,800	98,523	78,992	11,491	717,883

William J. Otto	2010	320,000	—	22,500	145,250	46,400	127,000	7,857	669,007
President and COO Marcus Hotels, Inc.	2009	318,000	—	—	166,750	20,782	110,000	9,691	625,223
	2008	297,596	—	—	145,800	69,112	65,840	11,136	589,484

Thomas F. Kissinger	2010	328,961	—	18,000	116,200	67,505	89,000	8,725	628,391
Vice President, General Counsel and Secretary	2009	316,000	—	—	133,400	63,414	80,000	10,070	602,884
	2008	277,596	9,000	—	145,800	64,308	61,479	11,491	569,674

(1)	For fiscal 2008, we granted the listed special compensation awards to Messrs. Greg Marcus, Neis, Olson and Kissinger to reward their significant contributions in connection with our acquisition of seven theatres from Douglas Theatre Company in April 2008.

(2)	Reflects the grant date fair value of the restricted stock awarded as determined using the closing sale price of our Common Shares on such date. The amount was computed in accordance with FASB ASC Topic 718.

(3)	Reflects the grant date fair value of the options awarded as determined using the closing sale price of our Common Shares on such date. The amount was computed in accordance with FASB ASC Topic 718. The assumptions made in the valuations are discussed in Footnote 6 to our fiscal 2010 financial statements.

(4)	Reflects cash bonuses earned under our incentive bonus plan in connection with our achievement of the specific performance targets described above in the CD&A under “Cash Bonuses.”

(5)	The numbers in this column reflect the sum of (1) the aggregate change in the actuarial present value of accumulated benefits under our Supplemental Plan from the plan measurement date used for financial statement reporting purposes with respect to the applicable fiscal year to the plan measurement date used for financial statement reporting purposes with respect to the applicable fiscal year, and (2) above-market earnings in our Deferred Compensation Plan. The present value of accumulated benefits under our Supplemental Plan for Mr. Steve Marcus declined during fiscal 2009 due to the fact that he has continued employment beyond the actuarially assumed retirement age of 65 (his future payments under the plan are now expected to be paid out over a shorter life expectancy) and due to the fact that payments began to Mr. Steve Marcus during the year. A similar decline for Mr. Steve Marcus did not occur during fiscal 2010 due to the fact that the assumed discount rate used to calculate the present value of accumulated benefits was reduced during the year. The lower discount rate during fiscal 2010 also contributed to increased changes in the actuarial present value of accumulated benefits for the other individuals listed.

(6)	$(7,794), $118,995 and $99,705 of the figures in this column for Mr. Steve Marcus represents imputed income (loss) on split-dollar life insurance premiums paid by us for fiscal 2010, fiscal 2009 and fiscal 2008, respectively. $300,127 and $115,433 of the amount in this column for Mr. Steve Marcus represents payments received under our Supplemental Plan in fiscal 2010 and 2009, respectively.

(7)	On January 6, 2009, Mr. Steve Marcus retired as our chief executive officer and retained his position as our chairman of the board, and Mr. Greg Marcus was promoted to become our new chief executive officer in addition to his position as our president.

Grants of Plan-Based Awards

As described above in the CD&A, we maintain our 1995 Equity Incentive Plan and 2004 Equity Incentive Plan, pursuant to which grants of restricted stock and/or stock options may be made to our named executive officers (other than Mr. Steve Marcus, who is not eligible to receive any equity-based awards under our equity plans), as well as other employees. The following table sets forth information regarding all such incentive plan awards that were granted to our named executive officers in fiscal 2010. The amounts set forth below should not be added to amounts set forth in the Summary Compensation Table.

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: No. of Shares of Stock or Units	All Other Option Awards: No. of Securities Under- lying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Mr. S. Marcus	N/A	—	—	—	—	—	—	—	—	—	—
		0	$91,534	$183,068	—	—	—	—	—	—	—
Mr. G. Marcus	07/28/09	—	—	—	—	—	—	4,950	55,000	$13.34	$369,000
		0	577,936	1,052,472	—	—	—	—	—	—	—
Mr. Neis	07/28/09	—	—	—	—	—	—	1,800	20,000	$13.34	$134,200
		0	182,778	327,956	—	—	—	—	—	—	—
Mr. Olson	07/28/09	—	—	—	—	—	—	2,700	30,000	$13.34	$201,300
		0	293,170	529,940	—	—	—	—	—	—	—
Mr. Otto	07/28/09	—	—	—	—	—	—	2,250	25,000	$13.34	$167,750
		0	238,280	429,560	—	—	—	—	—	—	—
Mr. Kissinger	07/28/09	—	—	—	—	—	—	1,800	20,000	$13.34	$134,200
		0	185,778	333,956	—	—	—	—	—	—	—

(1)	Our equity award granting practices are described above in the CD&A.

(2)	Reflects potential payouts under our annual incentive bonus plan and our performance cash component of our long-term incentive plan. For fiscal 2010, maximum awards were limited to 200% of the named executive officer’s target award under our incentive bonus plan and 150% of the target award under the performance cash component of our long-term incentive plan.

(3)	The full grant date fair value of each equity award calculated in accordance with FASB ASC Topic 718.

The portion of the above amounts of non-equity incentive plan (i.e., cash bonus) awards under our incentive plan were determined pursuant to our achievement in fiscal 2010 of the specific performance targets described above in the CD&A. The portion of the above amounts of non-equity incentive plan (i.e., long-term performance cash) awards under our long-term incentive plan were determined pursuant to our achievement in fiscal 2012 of the specific three-year performance targets described above in the CD&A. The number of our Common Shares subject to stock options and restricted stock awards granted to our named executive officers were also determined as described above in the CD&A.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding stock option and restricted stock awards held by our named executive officers at our fiscal 2010 year-end on May 27, 2010, including the number of Common Shares underlying both exercisable and unexercisable portions of each stock option, as well as the exercise price and expiration date of each outstanding option.

		Option Awards					Restricted Stock Awards
Name	No. of Common Shares Underlying Unexercised Options (#Exercisable)	No. of Common Shares Underlying Unexercised Options (#Unexercisable)		Equity Incentive Plan Awards: No. of Common Shares Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	No. of Common Shares That Have Not Vested		Market Value of Common Shares That Have Not Vested(1)	Equity Incentive Plan Awards: No. of Unearned Common Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
Mr. S. Marcus	N/A	—		—	—	—	—		—	—	—
Mr. G. Marcus	21,387	—		—	$8.02	06/28/2010	—		—	—	—
	35,645	—		—	10.91	07/11/2012	—		—	—	—
	10,693	—		—	10.25	09/08/2013	—		—	—	—
	10,694	—		—	12.73	08/18/2014	—		—	—	—
	11,406	2,852	(2)	—	14.07	10/06/2015	—		—	—	—
	9,000	6,000	(3)	—	19.74	07/31/2016	—		—	—	—
	6,000	9,000	(4)	—	20.40	08/02/2017	—		—	—	—
	—	100,000	(5)	—	15.59	07/29/2018	—		—	—	—
	—	55,000	(6)	—	13.34	07/28/2019	—		—	—	—
	—	—		—	—	—	3,750	(7)	$41,775	—	—
	—	—		—	—	—	1,576	(8)	17,557	—	—
	—	—		—	—	—	2,363	(9)	26,324	—	—
	—	—		—	—	—	3,750	(10)	41,775	—	—
	—	—		—	—	—	4,950	(11)	55,143
Mr. Neis	21,387	—		—	8.02	06/28/2010	—		—	—	—
	21,387	—		—	9.85	07/12/2011	—		—	—	—
	14,258	—		—	10.91	07/11/2012	—		—	—	—
	10,693	—		—	10.25	09/08/2013	—		—	—	—
	10,693	—		—	12.73	08/18/2014	—		—	—	—
	11,407	2,851	(12)	—	14.07	10/06/2015	—		—	—	—
	9,000	6,000	(3)	—	19.74	07/31/2016	—		—	—	—
	6,000	9,000	(4)	—	20.40	08/02/2017	—		—	—	—
	—	20,000	(13)	—	15.59	07/29/2018	—		—	—	—
	—	20,000	(14)	—	13.34	07/28/2019	—		—	—	—
	—	—		—	—	—	2,500	(15)	27,850	—	—
	—	—		—	—	—	626	(16)	6,974	—	—
	—	—		—	—	—	938	(17)	10,449	—	—
	—	—		—	—	—	3,750	(10)	41,775	—	—
	—	—		—	—	—	1,800	(18)	20,052	—	—
Mr. Olson	14,257	—		—	9.85	07/12/2011	—		—	—	—
	11,407	—		—	10.91	07/11/2012	—		—	—	—
	8,555	—		—	10.25	09/08/2013	—		—	—	—
	14,258	—		—	12.73	08/18/2014	—		—	—	—
	11,406	2,852	(2)	—	14.07	10/06/2015	—		—	—	—
	9,000	6,000	(3)	—	19.74	07/31/2016	—		—	—	—
	6,000	9,000	(4)	—	20.40	08/02/2017	—		—	—	—
	—	25,000	(19)	—	15.59	07/29/2018	—		—	—	—
	—	30,000	(20)	—	13.34	07/28/2019	—		—	—	—
	—	—		—	—	—	3,750	(7)	41,775	—	—
	—	—		—	—	—	3,750	(10)	41,775	—	—
	—	—		—	—	—	2,700	(21)	30,078	—	—
Mr. Otto	2,851	—		—	10.25	09/08/2013	—		—	—	—
	7,882	—		—	12.73	08/18/2014	—		—	—	—
	11,406	2,852	(2)	—	14.07	10/06/2015	—		—	—	—
	9,000	6,000	(3)	—	19.74	07/31/2016	—		—	—	—
	6,000	9,000	(4)	—	20.40	08/02/2017	—		—	—	—
	—	25,000	(19)	—	15.59	07/29/2018	—		—	—	—
	—	25,000	(22)	—	13.34	07/28/2019	—		—	—	—
	—	—		—	—	—	3,750	(7)	41,775	—	—
	—	—		—	—	—	3,750	(10)	41,775	—	—
	—	—		—	—	—	2,250	(23)	25,065	—	—

		Option Awards					Restricted Stock Awards
Name	No. of Common Shares Underlying Unexercised Options (#Exercisable)	No. of Common Shares Underlying Unexercised Options (#Unexercisable)		Equity Incentive Plan Awards: No. of Common Shares Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	No. of Common Shares That Have Not Vested		Market Value of Common Shares That Have Not Vested(1)	Equity Incentive Plan Awards: No. of Unearned Common Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
Mr. Kissinger	21,387	—		—	8.02	06/28/2010	—		—	—	—
	21,387	—		—	9.85	07/12/2011	—		—	—	—
	14,258	—		—	10.91	07/11/2012	—		—	—	—
	10,693	—		—	10.25	09/08/2013	—		—	—	—
	10,693	—		—	12.73	08/18/2014	—		—	—	—
	11,407	2,851	(12)	—	14.07	10/06/2015	—		—	—	—
	9,000	6,000	(3)	—	19.74	07/31/2016	—		—	—	—
	6,000	9,000	(4)	—	20.40	08/02/2017	—		—	—	—
	—	20,000	(13)	—	15.59	07/29/2018	—		—	—	—
	—	20,000	(14)	—	13.34	07/28/2019	—		—	—	—
	—	—		—	—	—	2,500	(15)	27,850	—	—
	—	—		—	—	—	926	(24)	10,316	—	—
	—	—		—	—	—	1,388	(25)	15,462	—	—
	—	—		—	—	—	3,750	(10)	41,775	—	—
	—	—		—	—	—	1,800	(18)	20,052	—	—

(1)	Reflects the amount calculated by multiplying the number of vested restricted shares by the closing price of our Common Stock as of May 27, 2010 of $11.14.

(2)	2,852 options will vest on October 6, 2010.

(3)	3,000 options will vest on each of July 31, 2010 and July 31, 2011.

(4)	3,000 options will vest on each of August 2, 2010, August 2, 2011 and August 2, 2012.

(5)	40,000 options will vest on July 29, 2010 and 20,000 options will vest on each of July 29, 2011, July 29, 2012 and July 29, 2013.

(6)	22,000 options will vest on July 28, 2011 and 11,000 options will vest on each of July 28, 2012, July 28, 2013 and July 28, 2014.

(7)	1,875 shares of restricted stock will vest on September 8, 2013, and any shares remaining will vest upon retirement, permanent disability or death.

(8)	787 shares of restricted stock will vest on December 3, 2014, and any shares remaining will vest upon retirement, permanent disability or death.

(9)	787 shares of restricted stock will vest on each of August 31, 2010 and August 31, 2015, and any shares remaining will vest upon retirement, permanent disability or death.

(10)	3,750 shares of restricted stock will vest on August 15, 2011.

(11)	2,475 shares of restricted stock will vest on each of July 7, 2012 and July 7, 2014.

(12)	2,851 options will vest on October 6, 2010.

(13)	8,000 options will vest on July 29, 2010 and 4,000 options will vest on each of July 29, 2011, July 29, 2012 and July 29, 2013.

(14)	8,000 options will vest on July 28, 2011 and 4,000 options will vest on each of July 28, 2012, July 28, 2013 and July 28, 2014.

(15)	1,250 shares of restricted stock will vest on September 8, 2013, and any shares remaining will vest upon retirement, permanent disability or death.

(16)	312 shares of restricted stock will vest on December 3, 2014, and any shares remaining will vest upon retirement, permanent disability or death.

(17)	312 shares of restricted stock will vest on each of August 31, 2010 and August 31, 2015, and any shares remaining will vest upon retirement, permanent disability or death.

(18)	900 shares of restricted stock will vest on each of July 7, 2012 and July 7, 2014.

(19)	10,000 options will vest on July 29, 2010 and 5,000 options will vest on each of July 29, 2011, July 29, 2012 and July 29, 2013.

(20)	12,000 options will vest on July 28, 2011 and 6,000 options will vest on each of July 28, 2012, July 28, 2013 and July 28, 2014.

(21)	1,350 shares of restricted stock will vest on each of July 7, 2012 and July 7, 2014.

(22)	10,000 options will vest on July 28, 2011 and 5,000 options will vest on each of July 28, 2012, July 28, 2013 and July 28, 2014.

(23)	1,125 shares of restricted stock will vest on each of July 7, 2012 and July 7, 2014.

(24)	462 shares of restricted stock will vest on December 3, 2014, and any shares remaining will vest upon retirement, permanent disability or death.

(25)	462 shares of restricted stock will vest on each of August 31, 2010 and August 31, 2015, and any shares remaining will vest upon retirement, permanent disability or death.

Option Exercises and Restricted Stock Vested

The following table sets forth information regarding each exercise of stock options and vesting of restricted stock that occurred during fiscal 2010 for each of our named executive officers on an aggregated basis. The amounts set forth below should not be added to the amounts set forth in the Summary Compensation Table.

Name	Number of Shares Acquired on Option Exercise	Value Realized on Option Exercise(1)	Number of Shares Acquired on Vesting of Restricted Shares	Value Realized on Vesting of Restricted Shares(2)
Mr. S. Marcus	N/A	—	N/A	—
Mr. G. Marcus	4,990	$9,603	4,537	$57,812
Mr. Neis	7,129	13,719	4,062	51,822
Mr. Olson	—	—	3,750	47,888
Mr. Otto	—	—	3,750	47,888
Mr. Kissinger	—	—	4,212	53,713

(1)	Reflects the amount calculated by multiplying the number of shares received upon exercise of options by the difference between the closing price of our Common Shares on the exercise date and the exercise price of the exercised options.

(2)	Reflects the amount calculated by multiplying the number of vested restricted shares by the closing price of our Common Shares on the date the restricted shares vested.

Pension Benefits

The following table sets forth the actuarial present value of each named executive officer’s accumulated benefits under our Supplemental Plan as of our fiscal 2010 year-end on May 27, 2010, assuming benefits are paid at normal retirement age based on current levels of compensation, as well as payments made to Mr. Steve Marcus during fiscal 2010 under our Supplemental Plan as a result of his retirement on January 6, 2009 as our chief executive officer. The table also shows the number of years of credited service under each such plan, which are subject to a maximum of 30. The amounts set forth below should not be added to the amounts set forth in the Summary Compensation Table.

Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefits	Payments During Last Fiscal Year
Mr. S. Marcus	Supplemental Plan	30	(1)	$3,304,000	$300,127
Mr. G. Marcus	Supplemental Plan	18		402,000	—
Mr. Neis	Supplemental Plan	24		465,000	—
Mr. Olson	Supplemental Plan	30	(1)	1,981,000	—
Mr. Otto	Supplemental Plan	16		455,000	—
Mr. Kissinger	Supplemental Plan	16		262,000	—

(1)	Mr. Steve Marcus has been employed by us for 48 years, but his years of credited service under the Supplemental Plan are subject to a maximum of 30. Similarly, Mr. Olson has been employed by us for 36 years, but his years of credited service under the Supplemental Plan are subject to a maximum of 30.

Our Supplemental Plan benefits payable to Messrs. Steve Marcus, Greg Marcus, Neis, Olson, Otto and Kissinger are determined under the formula illustrated above in the CD&A. Covered compensation for purposes of the Supplemental Plan consists of salary, bonus and non-equity incentive compensation. As of our fiscal 2010 year-end on May 27, 2010, the estimated annual benefits payable under the Supplemental Plan at normal retirement age to Messrs. Steve Marcus, Greg Marcus, Neis, Olson, Otto and Kissinger were $300,000, $103,000, $86,000, $222,000, $75,000 and $54,000, respectively. The payments to Mr. Steve Marcus under the Supplemental Plan in fiscal 2010 are discussed above under “Nonqualified Deferred Compensation.”

Nonqualified Deferred Compensation

The following table sets forth annual executive and Company contributions under our Deferred Compensation Plan, as well as each named executive officer’s withdrawals, earnings and fiscal year end balances in those plans. The amounts set forth below should not be added to the amounts set forth in the Summary Compensation Table.

Name	Executive Contributions in Fiscal 2010	Company Contributions in Fiscal 2010	Aggregate Earnings in Fiscal 2010(1)	Aggregate Withdrawals/ Distributions In Fiscal 2010	Aggregate Balance at May 27, 2010
Mr. S. Marcus	$—	$—	$18,735	$82,429	$536,583
Mr. G. Marcus	26,136	—	1,001	—	39,786
Mr. Neis	1,897	—	85	—	3,260
Mr. Olson	21,216	—	1,262	31,415	28,738
Mr. Otto	6,400	—	1,784	—	59,346
Mr. Kissinger	43,161	—	13,372	—	441,385

(1)	The amounts reported in this column were not considered above-market earnings and therefore are not reported as compensation in the Summary Compensation Table.

Disclosure Regarding Termination and Change in Control Provisions

We do not provide our executives with individual employment, severance or change-in-control agreements, other than the benefit plans otherwise described above in the CD&A and our standard policies generally applicable to all salaried employees. Generally, the vesting period for our stock option grants and restricted stock awards will be accelerated upon normal retirement or death. Our Compensation Committee has discretion to accelerate the vesting of such grants and awards upon a potential future change-in-control of our company.

Non-Employee Director Compensation

The following table sets forth information regarding the compensation received by each of our non-employee directors during fiscal 2010. Our other directors are named executive officers and receive no compensation for their services as directors and are therefore omitted from the table.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Restricted Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation(4)	Total
Diane Marcus Gershowitz	$20,500	$7,045	$11,140	$2,397	—	—	$46,500	$87,582
Daniel F. McKeithan, Jr.	28,000	7,045	11,140	2,397	—	—	—	48,582
Allan H. Selig	22,000	7,045	11,140	2,397	—	—	—	42,582
Timothy E. Hoeksema	23,250	7,045	11,140	2,397	—	—	—	43,832
Philip L. Milstein	26,000	7,045	11,140	2,397	—	—	—	46,582
Bronson J. Haase	20,500	7,045	11,140	2,397	—	—	—	41,082
James D. Ericson	24,500	7,045	11,140	2,397	—	—	—	45,082

(1)	The dollar amount is equal to the number of shares issued multiplied by our closing share price on October 14, 2009, the date the shares were issued.

(2)	Reflects the grant date fair value of the restricted stock awarded as determined using the closing sale price of our Common Shares on such date. The amount was computed in accordance with FASB ASC Topic 718.

(3)	Reflects the grant date fair value of the options awarded as determined using the closing sale price of our Common Shares on such date. The amount was computed in accordance with FASB ASC Topic 718. The assumptions made in the valuations are discussed in Footnote 6 to our fiscal 2010 financial statements.

(4)	The amount of $46,500 included for Diane Marcus Gershowitz represents imputed income on split-dollar life insurance premiums paid by us.

On January 12, 2010, our Compensation Committee approved and adopted a new non-employee director compensation plan. The new plan increased the annual cash retainer from $10,000 to $12,500 (effective October 2010); increased the board meeting attendance fee from $2,500 to $3,000 (effective April 2010); and provided for an annual fiscal year end restricted stock grant of 1,000 Common Shares that vest at the earlier of (a) 100% upon the director’s normal retirement from the Board or (b) 50% upon the third anniversary of the grant date if the individual is then still serving as a director and the remaining 50% upon the fifth anniversary of the grant date if the individual is then still serving as a director. In addition to the foregoing, in fiscal 2010, each non-employee director received: (1) 509 Common Shares on our annual shareholders’ meeting date; (2) $750 for each board committee meeting attended (or $1,000 per committee meeting attended if that person served as the committee’s chairperson), except that each member of the Audit Committee received $1,000 per committee meeting attended, and the chairman of the Audit Committee received $1,500 per committee meeting attended; and (3) an option to purchase 500 Common Shares at the end of our fiscal year. The exercise price of all options granted to non-employee directors is equal to 100% of the fair market value of the Common Shares on the date of grant. At the end of our fiscal 2010, on May 27, 2010, each non-employee director received his or her annual automatic 1,000 share restricted stock grant and option grant to purchase 500 shares of Common Shares at an exercise price of $11.14 per share. All options granted to our non-employee directors have a term of ten years and are fully vested and exercisable immediately after grant.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above CD&A with management and, based on such review and discussion, has recommended to the Board of Directors that the CD&A be included in this proxy statement.

Timothy E. Hoeksema, Chairman

Bronson J. Haase

Daniel F. McKeithan, Jr.

Philip L. Milstein

AUDIT COMMITTEE REPORT

To the Board of Directors of The Marcus Corporation

Each of the undersigned Audit Committee members: (1) served on the Audit Committee during the Company’s entire fiscal year ended May 27, 2010; (2) is an independent, non-employee director as defined by the rules of the NYSE and the SEC; and (3) is an “audit committee financial expert,” as defined by the SEC. Our Audit Committee has a written charter, which is available on the Company’s website at www.marcuscorp.com.

Our Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. Our management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we are not accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the Company’s financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles. We have also relied on the representations of Deloitte & Touche LLP included in its report on the Company’s fiscal 2010 financial statements. Our discussions with management and Deloitte & Touche LLP do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that Deloitte & Touche LLP is in fact “independent.”

Our Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended May 27, 2010 with management and has discussed with Deloitte & Touche LLP its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and other matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” (AICPA Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Deloitte & Touche LLP has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP its independence from management and the Company and considered the compatibility of Deloitte & Touche LLP’s provision of non-audit services with its independence.

Our Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for its audit. We met with Deloitte & Touche LLP, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, our Audit Committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Annual Report on Form 10-K at and for the fiscal year ended May 27, 2010 for filing with the SEC.

This report and the information herein do not constitute soliciting material and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing by or of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

By the Audit Committee:

Daniel F. McKeithan, Jr., Chairman

Philip L. Milstein

James D. Ericson

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2011. Although not required to be submitted to a shareholder vote, the Board of Directors believes it appropriate to obtain shareholder ratification of the Audit Committee’s action in appointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Should such appointment not be ratified by the shareholders, the Audit Committee will reconsider the matter. The Audit Committee expects that the full Board of Directors will ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm at their first meeting after the Annual Meeting.

THE BOARD RECOMMENDS THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND URGES EACH SHAREHOLDER TO VOTE “FOR” SUCH RATIFICATION. COMMON SHARES OR CLASS B SHARES REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM.

POLICIES AND PROCEDURES GOVERNING RELATED PERSON TRANSACTIONS

Our Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•

a “related person” means any of our directors, executive officers or nominees for director, any immediate family members of those individuals, and any holders of more than 5% of our Common Stock or Class B Common Stock; and

•

a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant, the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors and nominees for director is required to disclose to our Corporate Governance and Nominating Committee certain information relating to related person transactions for review, approval or ratification by the Committee. Disclosure to the Committee should occur before, if possible, or as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The decision of the Committee whether or not to approve or ratify a related person transaction is to be made in light of the Committee’s determination of whether the transaction is in our best interests and/or whether the transaction is on terms at least as favorable as could be obtained from a non-affiliated third party. Any related person transaction must be disclosed to our Audit Committee and to our full Board.

Pursuant to these policies and procedures, our Corporate Governance and Nominating Committee ratified the following ongoing related person transactions:

As in prior years, during our 2010 fiscal year, we leased automobiles from Selig Executive Leasing Co., Inc. Aggregate lease payments from the lease of approximately 70 vehicles were $246,000 in our fiscal 2010. As in past years, virtually all of these lease payments represent reimbursement of actual costs incurred by Selig Executive Leasing to purchase and finance the vehicles, with Selig Executive Leasing retaining less than $20,000 as an administrative fee. Allan H. Selig, one of our directors, is the president, chief executive officer and sole shareholder of Selig Executive Leasing.

We have an administrative services agreement with Marcus Investments, LLC, which is owned by the three sons of Stephen H. Marcus, our chairman, including Gregory S. Marcus, our president and chief executive officer. The agreement provides that Marcus Investments may not invest in businesses which compete with our motion picture theatre exhibition or hotels or resorts businesses. Pursuant to the agreement, we from time to time provide various administrative support services, legal services, payroll services and related equipment to Marcus Investments in support of its business. Such services are provided solely at our discretion so that the performance of these services does not interfere with or otherwise adversely affect our business or operations. Marcus Investments pays us not less than our fully-allocated direct and indirect costs and expenses for providing any such services. In fiscal 2010, Marcus Investments made aggregate payments to us of $743,000, of which less than $17,000 was for the provision of the aforementioned services. The remaining payments received represented reimbursement of payroll related costs for Marcus Investments associates paid using our payroll service. The agreement is subject to annual review and re-approval, by our Corporate Governance and Nominating Committee, which reapproved the agreement in June 2010. Additionally, during fiscal 2010, our theatre division licensed the Zaffiro’s pizza recipe and related intellectual property rights for two theatre locations from an entity that is owned by Marcus Investments, LLC. During fiscal 2010, we paid such entity approximately $57,000 in licensing fees.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and executive officers are required to report their ownership of Common Shares and Class B Shares and any changes in that ownership to the SEC and the NYSE. Based upon our review of copies of the reports filed with the SEC and the representations of the persons involved, except for a Form 5 that was filed for Timothy Hoeksema on June 17, 2009 to report the acquisition of 500 shares on August 31, 2001, we believe that the directors and executive officers of the Company have complied with the requirements for fiscal 2010. In making the above statements, we have relied upon the representations of the persons involved and on copies of their reports filed with the SEC.

OTHER MATTERS

Deloitte & Touche LLP acted as our independent auditors during fiscal 2010. Representatives from Deloitte & Touche LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate shareholder questions. Deloitte & Touche LLP’s fees for the most recent two fiscal years are summarized in the following table:

	2010	2009
Audit Fees	$391,500	$385,000
Audit-Related Fees(1)	—	—
Tax Fees(2)	157,922	120,000
All Other Fees	—	—

Total Fees	$549,422	$505,000

(1)	Audit-related fees consist of the fees billed for consultation services on various accounting matters.

(2)	Tax fees consist of the fees billed for consultation services on various tax matters.

Our Audit Committee pre-approves the provision of all auditing and non-audit services by our independent auditors. During fiscal 2009 and 2010, all of the services related to the audit and other fees described above were pre-approved by our Audit Committee and none were provided pursuant to any waiver of the pre-approval requirement.

As noted in the Audit Committee Report, our Audit Committee has considered whether Deloitte & Touche LLP’s provision of non-audit services is compatible with its independence.

We have filed an Annual Report on Form 10-K with the SEC for fiscal 2010, which ended on May 27, 2010. A copy of the Form 10-K (excluding exhibits) has been provided to each person who was a record or beneficial owner of Common Shares or Class B Shares as of the Record Date and is available on our corporate web site (www.marcuscorp.com). Exhibits to the Form 10-K will be furnished upon payment of the fee described in the list of exhibits accompanying the copy of Form 10-K. Requests for any exhibits to our Form 10-K should be addressed to Thomas F. Kissinger, Vice President, General Counsel and Secretary, The Marcus Corporation, 100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125.

Our board of directors does not intend to present at the Meeting any matters for shareholder action other than the matters described in the Notice of Annual Meeting. The board of directors does not know of any other matters to be brought before the Meeting that will require the vote of shareholders. If any other business or matters properly come before the Meeting, the proxies named in the accompanying proxy will vote on such business or matters in accordance with their best judgment.

We did not receive any shareholder proposals for consideration at the Meeting. A shareholder wishing to include a proposal in our proxy statement for our 2011 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act must forward the proposal to us by May 6, 2011. In addition, a shareholder who otherwise intends to present business at our 2010 Annual Meeting of Shareholders (including nominating persons for election as directors) must comply with the requirements set forth in our By-laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the By-laws, to our Secretary not later than 45 days prior to the date in the current year corresponding to the date on which we first mailed our proxy materials for the prior year’s annual meeting. Accordingly, if we do not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 prior to July 20, 2011, the notice will be considered untimely and we will not be required to present such proposal at the 2011 Annual Meeting of Shareholders. If our board of directors chooses to present such proposal at our 2011 Annual Meeting of Shareholders, the persons named in proxies solicited by the board of directors for the 2011 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

We have paid the cost of soliciting proxies. We expect to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain of our officers and employees. We will reimburse brokers and other holders of record for their expenses in communicating with the persons for whom they hold Common Shares or Class B Shares. It is not anticipated that anyone will be specially engaged to solicit proxies or that special compensation will be paid for that purpose, but we reserve the right to do so should we conclude that such efforts are needed.

On Behalf of the Board of Directors

Thomas F. Kissinger

Vice President, General Counsel and Secretary

Milwaukee, Wisconsin

September 3, 2010

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/mcs Use the Internet to vote your proxy until 12:00 p.m. (CT) on October 12, 2010.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on October 12, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

  Please detach here

	The Board of Directors Recommends a Vote FOR All Nominees.

1.	Election of directors:	01	Stephen H. Marcus	06	Bruce J. Olson	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHOLD from all nominees
		02	Diane Marcus Gershowitz	07	Philip L. Milstein
		03	Daniel F. McKeithan, Jr.	08	Bronson J. Haase
		04	Allan H. Selig	09	James D. Ericson
		05	Timothy E. Hoeksema	10	Gregory S. Marcus
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

	The Board of Directors Recommends a Vote FOR the following proposal(s):

2.	The ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for The Marcus Corporation for fiscal year 2011.						☐ FOR ☐ AGAINST ☐ ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2, AND AT THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS.

Address Change? Mark box, sign, and indicate changes below: ☐							Date

						Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

THE MARCUS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, October 13, 2010

10:00 a.m. (Central Daylight Time)

North Shore Cinemas

11700 North Port Washington Road

Mequon, WI 53092

The Marcus Corporation 100 E. Wisconsin Avenue, Suite 1900 Milwaukee, WI 53202	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on October 13, 2010.

The undersigned hereby constitutes and appoints STEPHEN H. MARCUS and THOMAS F. KISSINGER, and each of them, with the power of substitution, as proxies of the undersigned, to vote any and all shares of Common Stock of THE MARCUS CORPORATION that the undersigned is entitled to vote at the 2010 Annual Meeting of Shareholders to be held at 10:00 A.M., local time, October 13, 2010, at North Shore Cinemas, 11700 North Port Washington Road, Mequon, Wisconsin, and at any adjournment thereof, upon such business as may properly come before the meeting, including the items listed on the reverse, as more completely described in the Proxy Statement for the meeting.

The undersigned acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement, the 2010 Annual Report to Shareholders and the Form 10-K and hereby revokes any other proxy heretofore executed by the undersigned for such meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted (1) FOR the election of all nominees as director, (2) FOR the ratification of the selection of Deloitte & Touche LLP as the registered independent public accounting firm of The Marcus Corporation for fiscal year 2011 and (3) on such other matters as may properly come before the meeting or any adjournment thereof in accordance with the best judgment of the proxies named herein.

See reverse for voting instructions.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/mcs Use the Internet to vote your proxy until 12:00 p.m. (CT) on October 12, 2010.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on October 12, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

  Please detach here

	The Board of Directors Recommends a Vote FOR All Nominees.

1.	Election of directors:	01	Stephen H. Marcus	06	Bruce J. Olson	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHOLD from all nominees
		02	Diane Marcus Gershowitz	07	Philip L. Milstein
		03	Daniel F. McKeithan, Jr.	08	Bronson J. Haase
		04	Allan H. Selig	09	James D. Ericson
		05	Timothy E. Hoeksema	10	Gregory S. Marcus
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

	The Board of Directors Recommends a Vote FOR the following proposal(s):

2.	The ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for The Marcus Corporation for fiscal year 2011.						☐ FOR ☐ AGAINST ☐ ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2, AND AT THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS.

Address Change? Mark box, sign, and indicate changes below: ☐							Date

						Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

THE MARCUS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, October 13, 2010

10:00 a.m. (Central Daylight Time)

North Shore Cinemas

11700 North Port Washington Road

Mequon, WI 53092

The Marcus Corporation 100 E. Wisconsin Avenue, Suite 1900 Milwaukee, WI 53202	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on October 13, 2010.

The undersigned hereby constitutes and appoints STEPHEN H. MARCUS and THOMAS F. KISSINGER, and each of them, with the power of substitution, as proxies of the undersigned, to vote any and all shares of Class B Common Stock of THE MARCUS CORPORATION that the undersigned is entitled to vote at the 2010 Annual Meeting of Shareholders to be held at 10:00 A.M., local time, October 13, 2010, at North Shore Cinemas, 11700 North Port Washington Road, Mequon, Wisconsin, and at any adjournment thereof, upon such business as may properly come before the meeting, including the items listed on the reverse, as more completely described in the Proxy Statement for the meeting.

The undersigned acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement, the 2010 Annual Report to Shareholders and the Form 10-K and hereby revokes any other proxy heretofore executed by the undersigned for such meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted (1) FOR the election of all nominees as director, (2) FOR the ratification of the selection of Deloitte & Touche LLP as the registered independent public accounting firm of The Marcus Corporation for fiscal year 2011 and (3) on such other matters as may properly come before the meeting or any adjournment thereof in accordance with the best judgment of the proxies named herein.

See reverse for voting instructions.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/mcs Use the Internet to vote your proxy until 12:00 p.m. (CT) on October 11, 2010.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on October 11, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

  Please detach here

	The Board of Directors Recommends a Vote FOR All Nominees.

1.	Election of directors:	01	Stephen H. Marcus	06	Bruce J. Olson	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHOLD from all nominees
		02	Diane Marcus Gershowitz	07	Philip L. Milstein
		03	Daniel F. McKeithan, Jr.	08	Bronson J. Haase
		04	Allan H. Selig	09	James D. Ericson
		05	Timothy E. Hoeksema	10	Gregory S. Marcus
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

	The Board of Directors Recommends a Vote FOR the following proposal(s):

2.	The ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for The Marcus Corporation for fiscal year 2011.						☐ FOR ☐ AGAINST ☐ ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2, AND AT THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS.

Address Change? Mark box, sign, and indicate changes below: ☐							Date

						Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

THE MARCUS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, October 13, 2010

10:00 a.m. (Central Daylight Time)

North Shore Cinemas

11700 North Port Washington Road

Mequon, WI 53092

The Marcus Corporation 100 E. Wisconsin Avenue, Suite 1900 Milwaukee, WI 53202	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on October 13, 2010.

The undersigned hereby constitutes and appoints STEPHEN H. MARCUS and THOMAS F. KISSINGER, and each of them, with the power of substitution, as proxies of the undersigned, to vote any and all shares of Common Stock of THE MARCUS CORPORATION that the undersigned is entitled to vote through The Marcus Corporation Pension Plus Plan at the 2010 Annual Meeting of Shareholders to be held at 10:00 A.M., local time, October 13, 2010, at North Shore Cinemas, 11700 North Port Washington Road, Mequon, Wisconsin, and at any adjournment thereof, upon such business as may properly come before the meeting, including the items listed on the reverse, as more completely described in the Proxy Statement for the meeting.

The undersigned acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement, the 2010 Annual Report to Shareholders and the Form 10-K and hereby revokes any other proxy heretofore executed by the undersigned for such meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted (1) FOR the election of all nominees as director, (2) FOR the ratification of the selection of Deloitte & Touche LLP as the registered independent public accounting firm of The Marcus Corporation for fiscal year 2011 and (3) on such other matters as may properly come before the meeting or any adjournment thereof in accordance with the best judgment of the proxies named herein.

See reverse for voting instructions.